Exhibit 10.14

DISTRIBUTION AGREEMENT

BY AND BETWEEN

ALLOY, INC.

AND

dELiA*s, INC.

DATED AS OF

DECEMBER 9, 2005

-i-

-ii-

EXHIBITS AND SCHEDULES

Schedule 1	—	Corporate Restructuring Transactions
Schedule 2	—	List of dELiA*s Parties
Schedule 2.3(a)	—	List of Transferred Intellectual Property
Schedule 2.3(b)	—	List of dELiA*s Subsidiaries
Schedule 2.3(c)	—	List of Alloy Guaranteed Leases
Schedule 3	—	List of Outstanding Alloy Convertible Instruments
Schedule 4	—	List of Ongoing Litigation Matters
Schedule 5 .1(e)	—	List of dELiA*s employees receiving Alloy Group COBRA benefits
Schedule 5 .1(f)	—	List of dELiA*s employees participating in Alloy Group 401(k) plans
Schedule 5.2	—	List of Outstanding Alloy Options

Exhibit A	—	Form of Application Software License Agreement
Exhibit B	—	Form of Managed Services Agreement
Exhibit C	—	Form of Media Services Agreement
Exhibit D	—	Form of OCM Call Center Agreement
Exhibit E	—	Form of Professional Services Agreement
Exhibit F	—	Form of Database Transfer Agreement
Exhibit G	—	Form of Tax Separation Agreement
Exhibit H	—	Form of Trademark Coexistence Agreement

-iii-

DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT, dated as of December 9, 2005 (this “Agreement”) is entered into by and among Alloy, Inc., a Delaware corporation (“Alloy”), and dELiA*s, Inc., a Delaware corporation (“dELiA*s”) and an indirect, wholly-owned subsidiary of Alloy. Terms with initial capital letters used herein without definition shall have the meanings given in Article I.

WITNESSETH:

WHEREAS, the Board of Directors of Alloy has determined that it is in the best interests of Alloy and its shareholders to separate the Merchandising Business from the other businesses conducted by Alloy and its Subsidiaries;

WHEREAS, in furtherance of the foregoing, Alloy intends to effect a series of transactions, including, without limitation, the contribution by Alloy and various of its Subsidiaries, on the one hand, to dELiA*s and various of its Subsidiaries, on the other hand, of certain assets relating to the Merchandising Business in exchange for shares of dELiA*s common stock, par value $0.001 per share (the “dELiA*s Common Stock”), a possible cash payment pursuant to Section 7.7 and the assumption of certain Liabilities associated with the Merchandising Business, the end result of which transactions will be that dELiA*s will hold, directly and indirectly, substantially all of the assets relating to the Merchandising Business and Alloy will hold all of the outstanding shares of dELiA*s Common Stock (without giving effect to the sale of shares of dELiA*s Common Stock proposed to be made by dELiA*s to certain of its certain senior executive officers in connection with the transactions contemplated hereby);

WHEREAS, upon the consummation of the transactions described above and subject to the fulfillment of the conditions set forth herein, Alloy intends to effect the distribution of all of the outstanding shares of dELiA*s Common Stock owned by Alloy as of the Spinoff Record Date on a pro rata basis to the holders of shares of Alloy common stock, par value $.01 per share (the “Alloy Common Stock”) as of the Spinoff Record Date (the “Spinoff”);

WHEREAS, Alloy and dELiA*s intend for the Spinoff to qualify as a tax-free transaction under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, Alloy and dELiA*s intend for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g);

WHEREAS, Alloy and dELiA*s wish to set forth herein certain terms and provisions governing the principal transactions to be effected in connection with the Spinoff; and

WHEREAS, Alloy and dELiA*s propose to enter into the Ancillary Agreements in order to set forth certain terms and provisions governing the relationship between Alloy and dELiA*s and their Affiliates in connection with and after the Spinoff;

NOW, THEREFORE, in consideration of the premises, the terms and conditions set forth herein, the mutual benefits to be gained from the performance thereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1. Certain Definitions. The following terms, as used herein, have the following meanings:

“Action” means any suit, action, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any arbitrator or Governmental Entity or similar Person or body.

“Affiliate” has the meaning assigned to such term in Rule 12b-2 of the Exchange Act; provided, however, that Alloy and dELiA*s shall not be deemed to be Affiliates of each other for purposes of this Agreement.

“Alloy Business” means (i) the businesses of providing targeted media and promotional programs for advertisers who want primarily to market to Generation Y through the use of, among other methods, print media, display media boards, database marketing, websites, promotional events, and on-campus marketing programs to reach Generation Y consumers, among others, and all other businesses conducted by the Alloy Group as of the date hereof, other than the Merchandising Business, (ii) the business of providing retail or merchandising services on behalf of third parties to the extent such services are offered as a component of a targeted media or promotional program of a type described in clause (i) above, and (iii) any business or entity acquired or established by or for Alloy or dELiA*s or any of their respective Subsidiaries between the date of this Agreement and the close of business on the Distribution Date that is engaged in, or intends to engage in, any business that is of a type or nature that would have resulted in such business being a Subsidiary included in, or an asset of, the Alloy Group.

“Alloy Group” means Alloy and its Subsidiaries and their respective successors, excluding all members of the dELiA*s Group.

“Alloy Group Liabilities” means all Liabilities of Alloy or any other member of the Alloy Group (including Liabilities arising out of any litigation), except for the dELiA*s Group Liabilities. Notwithstanding the foregoing, “Alloy Group Liabilities” shall exclude all Liabilities for Taxes (as such Liabilities shall be governed exclusively by the provisions of the Tax Separation Agreement).

“Alloy Stock Incentive Plans” means, collectively, (i) the Alloy, Inc. Amended and Restated 1997 Employee, Director and Consultant Stock Option and Stock Incentive Plan, as amended, (ii) the Alloy, Inc. Amended and Restated 2002 Stock Incentive and Non-Qualified Stock Option Plan, as amended, (iii) the iTurf Inc. Amended and Restated Stock Incentive Plan, as amended, (iv) the dELiA*s Inc. (now known as dELiA*s Group, Inc.) Amended and Restated 1996 Stock Incentive Plan, as amended, and (v) the dELiA*s Inc. (now known as dELiA*s Group Inc.) 1998 Stock Incentive Plan, as amended.

“Ancillary Agreements” means all agreements, certificates, deeds, instruments, assignments and other written arrangements (other than this Agreement) entered into between Alloy and dELiA*s in connection with the transactions contemplated hereby, including, without limitation, the Contribution Agreements, the Managed Services Agreement, the Application Software License Agreement, the Database Transfer Agreement, the Professional Services Agreement, the Media Services Agreement, the Tax Separation Agreement, the Trademark Coexistence Agreement and the OCM Call Center Agreement.

“Application Software License Agreement” means the Application Software License Agreement, in substantially the form of Exhibit A hereto, to be entered into between Alloy and dELiA*s on or prior to the Distribution Date, providing for the license to dELiA*s of certain Alloy-owned proprietary software, all as specified therein.

“Backstop Agreement” means the Standby Purchase Agreement, dated as of September 7, 2005, between Alloy, dELiA*s and MLF pursuant to which MLF has agreed to backstop the Rights Offering on the terms and conditions set forth therein.

“Business Day” means any day other than a Saturday, Sunday or one on which banks are authorized or required by law to close in New York, New York.

“Cash and Cash Equivalents” means cash and other liquid assets, including, but not limited to, bank deposits, paper currency and coins, negotiable money orders and checks, U.S. Treasury bills and money-market fund shares.

“Contribution Agreements” means, collectively:

(i) the Certificate of Merger merging Canal Park Trust, a Massachusetts business trust with and into Canal Park Trust II, LLC, a Delaware limited liability company (“Canal Park II”), and each of the documents and instruments related thereto;

(ii) the Certificate of Conversion pursuant to which Triple Rewards, Inc., a Delaware corporation, is to convert into a Delaware limited liability company named Triple Rewards, LLC (“Triple Rewards”), and each of the documents and instruments related thereto;

(iii) the trademark assignments, partial trademark assignments, domain name transfer agreements and the Database Transfer Agreement pursuant to which (a) Alloy Merchandise, LLC is to transfer the trademark “Dig or Dis” to 360 Youth, LLC (“360 Youth”), (b) dELiA*s Corp. is to transfer the URL delias.com to 360 Youth, (c) Skate Direct, LLC is to transfer the URL ccs.com to 360 Youth, LLC, and (d) each of GFLA, Inc. (“GFLA”), OG Restructuring, Inc. (“OGR”), Alloy Merchandise, LLC, Skate Direct, LLC, dELiA*s Retail Company, and dELiA*s Operating Company, Inc. is to transfer Joint Ownership in their respective data bases to 360 Youth;

(iv) the Contribution Agreement, dated as of December 9, 2005, between dELiA*s and Canal Park II providing for the contribution by Canal Park II to dELiA*s of all of the assets used by Canal Park II exclusively in the operation of the Merchandising Business, including the intangible assets relating to the Merchandising Business, as well as certain assets used in both the operation of the Merchandising Business and the operation of the Alloy Business, and the assumption by dELiA*s of certain related liabilities;

(v) the Contribution Agreement, dated as of December 9, 2005, between Triple Rewards and dELiA*s providing for the contribution by Triple Rewards to dELiA*s of all of the assets used by Triple Rewards exclusively in the operation of the Merchandising Business, including the intangible assets relating to the Merchandising Business such as goodwill and the capital stock of GFLA and OGR, as well as certain assets used in both the operation of the Merchandising Business and the operation of the Alloy Business, and the assumption by dELiA*s of certain related liabilities; and

(vi) the Contribution and Exchange Agreement, dated as of December 9, 2005 by and between Alloy and dELiA*s providing for the contribution by Alloy to dELiA*s all of the assets used by Alloy exclusively in the operation of the Merchandising Business, including the intangible assets relating to the Merchandising Business such as goodwill, as well as certain assets used in both the operation of the Merchandising Business and the operation of the Alloy Business, in exchange for the issuance by dELiA*s to Alloy of 23,336,532 shares of dELiA*s Common Stock and the assumption by dELiA*s of certain related liabilities.

“Commission” means the Securities and Exchange Commission.

“Contract” means any agreement, lease, license, contract, treaty, note, mortgage, indenture, franchise, permit, concession, arrangement or other obligation.

“Corporate Restructuring Transactions” means, collectively, the distributions, transfers, conveyances, contributions, assignments and other transactions described and set forth on Schedule 1 hereto.

“Damages” means, with respect to any Person, any and all damages (including punitive and consequential damages if not otherwise expressly excluded), losses, Liabilities, fines, costs and expenses incurred or suffered by such Person (including all expenses of investigation, all reasonable attorneys’ and expert witnesses’ fees and all other out-of-pocket expenses incurred in connection with any Action or threatened Action).

“Databases” means the computerized databases of information regarding, with respect to dELiA*s and its Affiliates, demographic and order data (other than credit card information) collected through their online or offline activities and, with respect to Alloy, demographic and other information collected through its media acquisition channels.

“Database Transfer Agreement” means the Database Transfer Agreement, in substantially the form of Exhibit F hereto, to be entered into between 360 Youth, which is a wholly-owned subsidiary of Alloy, and each of GFLA, OGR, Skate Direct, LLC, dELiA*S Retail Corp. and dELiA*s Operating Company, Inc., each of which is a wholly-owned subsidiary of dELiA*s, on or prior to the Distribution Date, providing for the transfer by the dELiA*s Subsidiary to 360 Youth of certain information on individual customers or prospective customers and may include navigational information, transactional information, including billing and credit information, and internet/email addresses and/or other identifying information, all as specified therein.

“dELiA*s Bylaws” means the Amended and Restated Bylaws of dELiA*s filed as an Exhibit to the Form S-1, with such changes thereto as the Board of Directors of dELiA*s may reasonably determine to make with the approval of Alloy.

“dELiA*s Charter” means the Amended and Restated Certificate of Incorporation of dELiA*s filed as an Exhibit to the Form S-1, with such changes thereto as the Board of Directors of dELiA*s may reasonably determine to make with the approval of Alloy.

“dELiA*s Group” means dELiA*s and its Subsidiaries and their respective successors, as the same are constituted immediately following the effective time of the Spinoff.

“dELiA*s Group Liabilities” means the following Liabilities (including Liabilities arising out of any litigation): (a) the Liabilities arising from or related to the ownership, operation or conduct of the Merchandising Business or the use, possession or enjoyment of the assets used in connection therewith at any time prior to or on the Distribution Date, including, without limitation, all such Liabilities arising under or relating to Environmental Laws, (b) all other Liabilities of one or more members of the dELiA*s Group expressly contemplated by the Spinoff Documents as Liabilities of or to be assumed by dELiA*s or any member of the dELiA*s Group, and (c) all other Liabilities that are reflected as liabilities or obligations on dELiA*s unaudited balance sheet included as part of the financial statements filed as part of the Form S-1, together with all Liabilities arising in connection with the Merchandising Business after the date of such unaudited balance sheet and which would ordinarily be reflected in a balance sheet prepared as of the Distribution Date. Notwithstanding the foregoing, “dELiA*s Group Liabilities” shall exclude (x) all Liabilities for Taxes (because allocation of such Liabilities shall be governed exclusively by the provisions of the Tax Separation Agreement) and (y) all Liabilities specifically retained or assumed by Alloy pursuant to this Agreement.

“dELiA*s Parties” means those Persons listed on Schedule 2 hereto.

“Distribution Agent” means American Stock Transfer and Trust Company, or such other party as may be appointed as Distribution Agent hereunder by agreement of Alloy and dELiA*s.

“Distribution Date” means the date and time as of which the Spinoff is to be effected, which shall be determined by, or under the authority of, the Board of Directors of Alloy.

“Distribution Ratio” means one share of dELiA*s Common Stock for every two shares of Alloy Common Stock outstanding as of the Spinoff Record Date.

“Effective Date” means the date on which the Form S-1 is declared effective by the Commission.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, permits, licenses and governmental restrictions, whether now or hereafter in effect, relating to the environment, the effect of the environment on human health or to emissions, discharges, releases, manufacturing, storage, processing, distribution, use, treatment, disposal, transportation or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes or the clean-up or other remediation thereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Finally Determined” means, with respect to any Action, threatened Action or other matter, that the outcome or resolution of that Action, threatened Action or other matter either (i) has been decided through binding arbitration or by a Governmental Entity of competent jurisdiction by judgment, order, award or other ruling or (ii) has been settled or voluntarily dismissed by the parties pursuant to the dispute resolution procedure set forth in Article X or otherwise and, in the case of each of clauses (i) and (ii), the claimants’ rights to maintain that Action, threatened Action or other matter have been finally adjudicated, waived, released, discharged, barred or extinguished or the judgment, order, ruling, award, settlement or dismissal (whether mandatory or voluntary, but if voluntary the dismissal must be final, binding and with prejudice as to all claims specifically pleaded in that Action, threatened Action or other matter) resolving the same is subject to no further appeal, vacatur proceeding or discretionary review.

“Form S-1” means the registration statement on Form S-1, File No. 333-128153, filed by dELiA*s with the Commission on September 7, 2005 and amended by Amendment No. 1 to such Registration Statement filed on October 26, 2005, Amendment No. 2 to such Registration Statement filed on November 16, 2005, Amendment No. 3 to such Registration Statement filed on December 6, 2005, and Amendment No. 4 to such Registration Statement filed on December 9, 2005, all in order to effect the registration of dELiA*s Common Stock pursuant to Securities Act in connection with the Spinoff and the Rights Offering, as the same may be supplemented and amended from time to time including pursuant to any form of prospectus contained therein filed pursuant to Rule 424(b) under the Securities Act.

“Governmental Entity” means any federal, state, local or foreign government or any court, tribunal, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational.

“Group” means the dELiA*s Group or the Alloy Group, as the context requires.

“Intellectual Property” means (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents (including utility and design patents, industrial designs and utility models), patent applications, patent and invention disclosures and all other rights of inventorship, worldwide, together with all reissuances, continuations, continuations-in-part, divisions, revisions, supplementary protection certificates, extensions and re-examinations thereof; (b) copyrights in copyrightable works and all other rights of authorship, worldwide, and all applications (including the right to file applications), registrations and renewals in connection therewith; (c) trade secrets and confidential business and technical information (including ideas, research and development, know-how, formulas, technology, compositions, manufacturing and production processes and techniques, technical data, engineering, production and other designs, drawings, engineering notebooks, industrial models, software and specifications and any other information meeting the definition of a trade secret under the Uniform Trade Secrets Act); (d) computer and electronic data processing programs and software, both source code and object code (including data and related documentation, flow charts, diagrams, descriptive texts and programs, computer print-outs, underlying tapes, computer databases and similar items), computer applications and operating programs; (e) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (f) rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide; (g) all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media); (h) all other proprietary and intellectual property rights and interests; and (i) all other rights relating to any or all of the foregoing, but specifically excludes the Databases that are referenced in the Database Transfer Agreement.

“IRS” means the Internal Revenue Service.

“Law” means any applicable federal, state, local or foreign law, statute, ordinance, directive, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

“Liability” or “Liabilities” means any and all claims, debts, liabilities, assessments, costs, deficiencies, charges, demands, fines, penalties, damages, losses, disgorgements and obligations of any kind, character or description (whether absolute, contingent, matured, not matured, liquidated, unliquidated, accrued, known, unknown, direct, indirect, derivative or otherwise) whenever arising, including all costs, interest and expenses relating thereto (including all expenses of investigation, all reasonable attorneys’ and expert witnesses’ fees and all other out-of-pocket expenses in connection with any Action or threatened Action) and expressly including any of the foregoing arising from the negligence or other misconduct of an Indemnified Party.

“Managed Services Agreement” means the Managed Services Agreement, in substantially the form of Exhibit B hereto, to be entered into between Alloy and dELiA*s on or prior to the Distribution Date, providing for the provision by Alloy to dELiA*s of certain agreed upon website hosting, database management, data communication management, security and other managed services in support of the dELiA*s e-commerce webpages and applications, all as specified therein.

“Media Services Agreement” means the Media Services Agreement, in substantially the form of Exhibit C hereto, to be entered into between Alloy and dELiA*s on or prior to the Distribution Date, pursuant to which Alloy will provide dELiA*s with certain media and marketing services following consummation of the Spinoff, all as set forth therein.

“Merchandising Business” means (i) the direct merchandising (via catalogs and e-commerce websites) and retail store business as conducted by Alloy and its Subsidiaries prior to the date hereof as the same is to be conducted by dELiA*s and its Subsidiaries after the date hereof, and all other businesses conducted by the dELiA*s Group as of the date hereof, other than the Alloy Business, and (ii) any business or entity acquired or established by or for Alloy or dELiA*s or any of their respective Subsidiaries between the date of this Agreement and the close of business on the Distribution Date that is engaged in, or intends to engage in, any business that is of a type or nature that would have resulted in such business being a Subsidiary included in, or an asset of, the dELiA*s Group; provided, however, that the Merchandising Business shall not be deemed to include retail or merchandising services conducted on behalf of a third party to the extent such services are offered as a component of a targeted media or promotional program otherwise conducted by a member of the Alloy Group as part of the Alloy Business.

“MLF” means MLF Investments LLC, a Delaware limited liability company.

“OCM Call Center Agreement” means the OCM Call Center Agreement, in substantially the form of Exhibit D hereto, to be entered into on or prior to the Distribution Date between AMG Direct LLC and On Campus Marketing, LLC, (“OCM”), providing for the provision by AMG Direct LLC to OCM and certain of its subsidiaries of certain agreed upon call center services, all as specified therein.

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Professional Services Agreement” means the Professional Services Agreement, in substantially the form of Exhibit E hereto, to be entered into between Alloy and dELiA*s on or prior to the Distribution Date, providing for the provision by Alloy to dELiA*s of certain agreed upon technology related professional services in three primary functional areas: software license support, database and list support services and other database services, all as specified therein.

“Prospectus” means the prospectus filed as part of the Form S-1 relating to the dELiA*s Common Stock that is to be mailed to each holder of record of Alloy Common Stock as of the Spinoff Record Date in connection with the Spinoff and to each holder of dELiA*s Common Stock as of the Rights Offering Record Date in connection with the Rights Offerings.

“Rights” means the rights to purchase shares of dELiA*s Common Stock to be issued to the holders of shares of dELiA*s Common Stock as of the Rights Offering Record Date. Each whole right shall entitle the holder thereof to purchase one share of dELiA*s Common Stock,

“Rights Agent” means American Stock Transfer and Trust Company, or such other party as may be appointed as Rights Agent hereunder by agreement of Alloy and dELiA*s.

“Rights Offering” means the offering of Rights to be effected beginning approximately ten days after the effective date of the Spinoff.

“Rights Offering Record Date” means the close of business on the date determined by the Board of Directors of dELiA*s (or by a committee of such Board of Directors or any other Person acting under authority duly delegated to that committee or Person by the Board of Directors of dELiA*s or a committee of such Board of Directors) as the record date for determining the holders of record of dELiA*s Common Stock entitled to receive rights to purchase shares of dELiA*s Common Stock in the Rights Offering, which date shall be approximately one week after the effective date of the Spinoff.

“Securities Act” means the Securities Act of 1933, as amended.

“Spinoff Documents” means all of the agreements and other documents entered into in connection with the Spinoff as contemplated hereby, including, without limitation, this Agreement and the Ancillary Agreements.

“Spinoff Record Date” means the close of business on the date determined by the Board of Directors of Alloy (or by a committee of such Board of Directors or any other Person acting under authority duly delegated to that committee or Person by the Board of Directors of Alloy or a committee of such Board of Directors) as the record date for determining the holders of record of Alloy Common Stock entitled to receive shares of dELiA*s Common Stock in the Spinoff.

“Subsidiary” means, with respect to any Person, (i) any corporation of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors are directly or indirectly owned or controlled by such Person and its Subsidiaries, (ii) any partnership of which such Person or one of its Subsidiaries is a general partner or as to which such Person and its Subsidiaries are entitled to receive at least a majority of the assets upon the liquidation thereof, (iii) any limited liability company of which such Person or one of its Subsidiaries is a manager (or is entitled as a member to exercise management rights over the conduct of the business of such limited liability company) or as to which such Person and its Subsidiaries are entitled to receive at least a majority of the assets upon the liquidation thereof and (iv) any business or other trust in which a majority of the trust interests or other beneficial ownership interests are directly or indirectly owned or controlled by such Person and its Subsidiaries; provided, however, that Alloy and its Affiliates and dELiA*s and its Affiliates shall not be deemed to be Subsidiaries of each other for purposes of this Agreement.

“Tax Returns” has the meaning set forth in the Tax Separation Agreement.

“Tax Separation Agreement” means the Tax Separation Agreement, in substantially the form of Exhibit G hereto, to be entered into on or prior to the Distribution Date between Alloy and dELiA*s, providing for the allocation of responsibilities for Taxes for periods ending on or prior to the Distribution Date and certain other matters related to Taxes, all as specified therein.

“Taxes” has the meaning set forth in the Tax Separation Agreement.

“Trademark Coexistence Agreement” means the Trademark Coexistence Agreement, in substantially the form of Exhibit H hereto, to be entered into on or prior to the Distribution Date between Alloy and dELiA*s, providing for the agreement of the parties to amicably confirm and acknowledge their respective rights to use and register the trademarks set forth on Exhibit A thereto and any colorable imitations, variations or derivations thereof, all as specified therein.

“Transaction Agreements” means the Spinoff Documents, the agreements between Alloy and the Distribution Agent, the agreements between dELiA*s and the Rights Agent and the other documents entered into in connection with the Rights Offering as contemplated hereby.

SECTION 1.2. Other Defined Terms. Each of the terms set forth below has the meaning set forth in the provision set forth opposite such term:

TERM	SECTION
AAA	Section 10.4
Agreement	Preamble
Alloy	Preamble
Alloy 401(k) Plan	Section 5.1(a)
Alloy Common Stock	Recitals
Alloy Damages	Section 8.1(b)
Alloy Fraction	Section 5.2(c)
Alloy Indemnifiable Liabilities	Section 8.2(a)
Alloy Indemnitees	Section 8.1(a)

Alloy-Insured dELiA*s Liabilities	Section 7.6(c)
Alloy Options	Section 5.2(b)
COBRA	Section 5.1(a)
Code	Recitals
Competitive Business	Section 7.6(b)
Contemplated Offering Amount	Section 4.1(b)
Convertible Securities	Section 3.6
Corporate Records	Section 6.1
dELiA*s	Recitals
dELiA*s 401(k) Plan	Section 5.1(a)
dELiA*s Common Stock	Recitals
dELiA*s Damages	Section 8.1(b)
dELiA*s Employee Group Plan	Section 5.1(a)
dELiA*s Fraction	Section 5.2(b)
dELiA*s Indemnifiable Liabilities	Section 8.1(a)
dELiA*s Indemnitees	Section 8.2(a)
dELiA*s Licenses	Section 2.3(e)
dELiA*s Options	Section 5.2(b)
dELiA*s Stock Incentive Plan	Section 5.2(a)
ERISA	Section 5.1(a)
Incentive Stock Option	Section 5.2(b)
Indemnified Party	Section 8.4(a)
Indemnifying Party	Section 8.4(a)
MLF Rights	Section 4.2
Protected Party	Section 7.6(c)
Spinoff	Recitals
Subscription Price	Section 4.1(a)
Transferred Intellectual Property	Section 2.3(a)
Unexercised Rights	Section 4.2

ARTICLE II.

PRELIMINARY TRANSACTIONS

SECTION 2.1. Regulatory Filings and Related Actions.

(a) Alloy and dELiA*s have prepared, and on September 7, 2005 dELiA*s filed with the Commission, the Form S-1, which includes the Prospectus. Subsequently, dELiA*s and Alloy prepared and filed amendments to the Form S-1 on October 26, 2005, November 16, 2005, December 6, 2005 and December 9, 2005. Each of Alloy and dELiA*s shall use all commercially reasonable efforts to cause the Form S-1 to become effective under the Securities Act as promptly as reasonably practicable after the date hereof.

(b) As promptly as practicable after the Form S-1 has become effective, Alloy shall mail the Prospectus to the holders of record of Alloy Common Stock as of the Spinoff Record Date.

(c) As promptly as practicable after the Rights Offering Record Date, dELiA*s shall mail the Prospectus to the holders of record of dELiA*s Common Stock as of the Rights Offering Record Date.

(d) Each of Alloy and dELiA*s shall take all such actions as may be necessary or appropriate under the securities or blue sky laws of states or other jurisdictions within the United States in connection with the Spinoff and the Rights Offering and the other transactions contemplated hereby and by the other Transaction Documents.

SECTION 2.2. Nasdaq National Market Application. dELiA*s has prepared, and on November 4, 2005 filed with the National Association of Securities Dealers, Inc., an application for the dELiA*s Common Stock and Rights to be admitted for quotation on the Nasdaq National Market in connection with the Spinoff and Rights Offering, respectively. Such application was approved by Nasdaq on December 6, 2005 as to the dELiA*s Common Stock, and the dELiA*s Common Stock has been admitted for quotation on the Nasdaq National Market subject to official notice of listing and payment of the listing fees. From and after the date hereof, the parties shall file such additional applications and take all such other actions as reasonably may be required so that the Rights are admitted for quotation on the Nasdaq National Market on or prior to the Rights Offering Record Date.

SECTION 2.3. Business Separation.

(a) In connection with the transactions contemplated hereby, the parties shall, and shall cause each of their respective Subsidiaries to, as applicable, take all such actions as are necessary to cause, effect and consummate the transactions contemplated by the Contribution Agreements.

(b) On or prior to the Distribution Date, Alloy and dELiA*s shall, and shall cause each of their respective Subsidiaries to, as applicable, take such actions as are necessary to cause, effect and consummate the Corporate Restructuring Transactions. Alloy and dELiA*s hereby agree that any one or more of the Corporate Restructuring Transactions may be modified, supplemented or eliminated, provided such modification, supplement or elimination (i) is necessary or appropriate to divide the existing businesses of Alloy so that the Merchandising Business shall be owned, directly or indirectly, by dELiA*s, and (ii) does not, individually or in the aggregate, adversely affect the Alloy Business (other than to a de minimis extent). After the completion of the Corporate Restructuring Transactions, the Subsidiaries listed on Schedule 2.3(b) (other than any such Subsidiary that is liquidated or merged into or consolidated with another entity in connection with the Corporate Restructuring Transactions) shall be direct or indirect Subsidiaries of dELiA*s.

(c) Alloy and the dELiA*s Parties shall use all commercially reasonable efforts to have Alloy and all other members of the Alloy Group released, on or prior to the Distribution Date or as soon as practicable thereafter, as a guarantor in respect of all guarantees of any dELiA*s Group Liabilities, including, without limitation, under all existing retail store leases which Alloy has guaranteed, including those listed on Schedule 2.3(c) hereto, and under the existing mortgage on dELiA*’s Hanover, Pennsylvania facilities.

(d) It is the intention of the parties that all material transactions contemplated by this Section 2.3 shall be consummated prior to or on the Distribution Date; provided, however, that, if any such transactions shall not have been consummated prior to or on the Distribution Date, Alloy and dELiA*s shall cooperate to effect such transactions as promptly as practicable after Distribution Date. Nothing contained in this Agreement shall be deemed to require the transfer of any properties, assets, rights or entitlements, the assumption of any Liabilities or the release of guarantees which, by their terms or by operation of Law, cannot be transferred, assumed or released; provided, however, that Alloy and the dELiA*s Parties shall cooperate to seek to obtain any necessary consent or approval for any transfer, assumption or release contemplated by this Section 2.3. If any such transfer, assumption or release has not been consummated as of the Distribution Date, then, from and after the Distribution Date, the party who retains the applicable asset or Liability or who is not able to obtain a release of the applicable guarantee shall hold such asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto), shall retain such Liability for the account of the party by whom such Liability is to be assumed or shall hold the other parties harmless against the guarantee to be released, as the case may be, and take such other action as may be reasonably requested by the party to whom such asset is to be transferred, from whom such liability is to be assumed or for the benefit of whom such guarantee is to be released, as the case may be, in order to place such party, insofar as is reasonably possible, in the same position as would have existed had such asset been transferred, such liability assumed or such guarantee released as contemplated hereby. As and when any such asset becomes transferable, such liability becomes assumable or such release is obtainable, the transfer, assumption or release thereof shall be effected forthwith by the parties hereto.

(e) Alloy and the dELiA*s Parties shall, as part of the Corporate Restructuring Transactions, use commercially reasonable efforts to cooperate in transferring to dELiA*s all licenses, permits and authorizations that relate to the Merchandising Business (the “dELiA*s Licenses”) but that are held in the name of Alloy or any other member of the Alloy Group or any of their respective employees, officers, directors, stockholders, agents or otherwise (or, in the case of any dELiA*s Licenses that are held in the name of Alloy or any other member of the Alloy Group or any of their respective employees, officers, directors, stockholders, agents or otherwise that are not transferable under applicable Law, obtaining new licenses, permits and authorizations from the relevant Governmental Entities in the name of dELiA*s to replace such dELiA*s Licenses). If any such transfer of the dELiA*s Licenses (or the grant of any new licenses, permits and authorizations to replace such dELiA*s Licenses) cannot be effected prior to the Distribution Date, Alloy shall, except as prohibited by applicable Law, allow dELiA*s to operate the Merchandising Business under such dELiA*s Licenses until such transfer can be effected (or new licenses, permits and authorizations are granted by the relevant Governmental Entities).

SECTION 2.4. Resignations. Alloy shall cause all of its directors, officers and employees who will be officers or employees of the Alloy Group from and after the Distribution Date (as designated by Alloy) to resign, effective as of the Distribution Date, from all positions as directors, officers or employees of dELiA*s or any its Subsidiaries; provided, however, that Matthew L. Feshbach, who is a director of Alloy, shall not be required to resign his position as a Chairman of the Board and member of the Board of Directors of dELiA*s. dELiA*s shall cause all of its directors, managers, officers and employees who will be officers and employees of dELiA*s or any of its Subsidiaries after the Distribution Date (as jointly designated by Alloy and dELiA*s) to resign, effective as of the Distribution Date, from all positions as officers or employees of Alloy or any member of the Alloy Group in which they serve; provided, however, that Matthew L. Feshbach, who is Chairman of the Board and a director of dELiA*s, shall not be required to resign his position as a member of the Board of Directors of Alloy and John H. Holowko, who has accepted appointment as dELiA*s’ Chief Financial Officer shall not be required to resign his position as an Alloy employee unless and until he begins his employment as dELiA*s’ Chief Financial Officer. Notwithstanding the foregoing, however, Mr. Feshbach shall agree, in a writing in form and substance reasonably satisfactory to Alloy in its sole discretion, that he shall be recommended for reelection to Alloy’s board of directors for one additional term of up to three (3) years when his current term expires in 2006, but that he shall not be nominated for, or reelected by the Alloy board of directors at any time thereafter for, any additional term on the Alloy board. Notwithstanding the foregoing, Matthew L. Feshbach may resign from the Alloy board at any time.

SECTION 2.5. Ancillary Agreements. Prior to or on the Distribution Date, Alloy and dELiA*s shall, and shall cause each of the other members of their respective Groups who are parties to any thereof, to enter into each of the Ancillary Agreements required to be executed and delivered by the Distribution Date.

SECTION 2.6. dELiA*s Charter and dELiA*s Bylaws. On or prior to the Distribution Date, (i) dELiA*s and Alloy shall take such action as is required to adopt the dELiA*s Charter and (ii) dELiA*s shall take such action as is required to adopt the dELiA*s Bylaws. On or prior to the Distribution Date, dELiA*s shall, in connection with consummation of the transactions contemplated by the Contribution Agreements, issue to Alloy such number of shares of dELiA*s Common Stock as shall be required to cause the total number of outstanding shares of dELiA*s Common Stock as of such date to equal the product of the Distribution Ratio and the number of shares of Alloy Common Stock outstanding on the Spinoff Record Date.

SECTION 2.7. Election of Directors of dELiA*s. On or prior to the Distribution Date, Alloy, as the sole stockholder of dELiA*s, shall take all necessary action so that as of the Distribution Date the directors of dELiA*s will be as set forth in the Prospectus.

SECTION 2.8. Election of Officers. On or prior to the Distribution Date, Alloy and dELiA*s shall, as applicable, take all actions necessary and desirable so that as of the Distribution Date the officers of dELiA*s will be as set forth in the Prospectus.

SECTION 2.9. Employee Benefit Plans. Alloy and dELiA*s shall cooperate in preparing, filing with the Commission and causing to become effective all registration statements or amendments thereto that are appropriate to reflect the establishment of or amendments to any employee benefit plans contemplated by this Agreement, as set forth in Article V.

SECTION 2.10. dELiA*s Databases. On or prior to the Distribution Date, Alloy and dELiA*s shall take all such actions as shall be required to consummate the transactions contemplated by the Database Transfer Agreement.

SECTION 2.11. Jointly Owned Trademarks. On or prior to the Distribution Date, Alloy and dELiA*s shall take all such actions as shall be required to consummate the transactions contemplated by the Trademark Coexistense Agreement.

SECTION 2.12. Other Transactions. On or prior to the Distribution Date, Alloy and dELiA*s shall have consummated those other transactions in connection with the Corporate Restructuring Transactions and the Spinoff that are contemplated by the Prospectus and not specifically referred to in Sections 2.1 through 2.6 and Sections 2.10 and 2.11 above or in the Ancillary Agreements; provided, however, that such other transactions do not, individually or in the aggregate, adversely affect the Alloy Business (other than to a de minimis extent).

SECTION 2.13. State Securities Laws. Prior to the Distribution Date, Alloy and dELiA*s shall take all such action, if any, as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States (and any comparable laws of any foreign jurisdiction) in connection with the transactions contemplated by this Agreement.

ARTICLE III.

THE SPINOFF

SECTION 3.1. Spinoff Record Date and Distribution Date. Subject to the fulfillment of the conditions set forth in Section 9.1, the Board of Directors of Alloy shall, if they deem appropriate, in the manner provided for under applicable Law declare the Spinoff and establish the Spinoff Record Date and the Distribution Date and all appropriate procedures in connection with the Spinoff.

SECTION 3.2. Distribution Agent. Prior to or on the Distribution Date, Alloy shall enter into an agreement with the Distribution Agent providing for, among other things, the delivery of certificates evidencing the shares of dELiA*s Common Stock included in the Spinoff to the holders of Alloy Common Stock as of the Spinoff Record Date.

SECTION 3.3. Delivery of Certificates. Prior to the Distribution Date, Alloy shall deliver to the Distribution Agent, for the benefit of the holders of Alloy Common Stock as of the Spinoff Record Date, a stock certificate or certificates, representing all of the outstanding shares of dELiA*s Common Stock owned by Alloy as of the Distribution Date. After the Distribution Date, dELiA*s shall, upon request of the Distribution Agent, provide to the Distribution Agent all additional certificates representing shares of dELiA*s Common Stock that the Distribution Agent shall require to effect the Spinoff.

SECTION 3.4. The Spinoff. Subject to the terms and conditions hereof, Alloy shall instruct the Distribution Agent to distribute, on or as soon as practicable after the Distribution Date, to each holder of record of Alloy Common Stock as of the Record Date a number of shares of dELiA*s Common Stock equal to the result obtained by multiplying the Distribution Ratio by the number of shares of Alloy Common Stock held by such holder as of the Record Date. Such distribution shall be effected by the mailing of stock certificates to such holders or, if practicable, by book-entry transfer. All of the shares of dELiA*s Common Stock issued in the Spinoff shall have been duly authorized and shall be fully paid and nonassessable.

SECTION 3.5. Fractional Shares. Notwithstanding anything to the contrary contained in this Article III, no fractional shares of dELiA*s Common Stock shall be distributed in the Spinoff. The parties shall direct the Distribution Agent to determine the number of fractional shares of dELiA*s Common Stock allocable to each holder of record of Alloy Common Stock as of the Spinoff Record Date. After the Distribution Date, upon the determination by the Distribution Agent of such number of fractional shares, the Distribution Agent, acting on behalf of the holders thereof, shall sell such fractional shares for cash on the open market at the then-prevailing market prices and shall disburse to each holder entitled thereto, in lieu of any fractional share, without interest, that holder’s ratable share of the net proceeds of that sale, after making appropriate deductions of the amounts required, if any, to be withheld for tax purposes, and to repay expenses of the Distribution Agent incurred in connection with such sales.

SECTION 3.6. Existing Alloy Convertible Instruments. Schedule 3 hereto lists all the convertible debentures, warrants, options (not including, however, the Alloy Options, which are to be treated as set forth in Section 5.2) and other instruments of Alloy that are outstanding on the date hereof and which, following the Spinoff, may be convertible into or exchangeable for a combination of Alloy Common Stock and dELiA*s Common Stock (the “Convertible Securities”). dELiA*s hereby covenants and agrees that it shall, as soon as practicable, and in any event within 10 business days of receipt of notice from Alloy that one or more of such Convertible Securities has been converted or exercised, as applicable, issue for and on behalf of Alloy such number of shares of dELiA*s Common Stock as may be required to be issued pursuant to the terms of such Convertible Securities. dELiA*s hereby covenants that each of such shares of dELiA*s Common Stock shall be, when issued, duly authorized, fully paid and non-assessable and issued without conflict with any applicable pre-emptive or similar rights. Alloy hereby covenants and agrees that if and to the extent it receives any payment in respect of any such Convertible Securities, it shall, within such 5 business day period, deliver to dELiA*s one-half of such payment.

ARTICLE IV.

THE RIGHTS OFFERING

SECTION 4.1. Conduct of the Rights Offering.

(a) dELiA*s shall effect a rights offering with respect to the dELiA*s Common Stock promptly after, but in no event prior to one week after, the distribution of shares of dELiA*s Common Stock in the Spinoff, pursuant to which persons holding shares of dELiA*s Common Stock on the Rights Offering Record Date would receive, at no cost, Rights which shall entitle them to purchase shares of dELiA*s Common Stock at a specified subscription price. It currently is contemplated that the subscription price per share of dELiA*s Common Stock in the Rights Offering (the “Subscription Price”) will be based on an implied pre-money equity market valuation of dELiA*s of $175 million, as adjusted to account for the dilutive impact of options, warrants and other convertible instruments that will be outstanding immediately following the Spinoff pursuant to the treasury stock method; provided, that nothing contained in this Agreement shall be deemed to limit in any respect the ability of Alloy’s Board of Directors to authorize a different Subscription Price prior to the Effective Date or dELiA*s’ Board of Directors to authorize a different Subscription Price after the Distribution Date.

(b) As currently contemplated, the Rights Offering would result in aggregate gross proceeds of $20,000,000 (the “Contemplated Offering Amount”). Notwithstanding the foregoing, Alloy’s Board of Directors shall have the right, in its sole discretion, to terminate the Rights Offering, or reduce or increase the Contemplated Offering Amount prior to the Effective Date by whatever amount such Board deems advisable, and the dELiA*s’ Board of Directors shall have the right, in its sole discretion, to terminate the Rights Offering or to reduce or increase the Contemplated Offering Amount after the Distribution Date by whatever amount such Board deems advisable.

SECTION 4.2. Backstop Agreement. In connection with the conduct of the Rights Offering, Alloy and dELiA*s have entered into the Backstop Agreement with MLF, pursuant to which MLF has agreed to cause its Affiliates to exercise all of the Rights distributed to them in the Rights Offering (the “MLF Rights”) and to purchase all shares of dELiA*s Common Stock underlying the MLF Rights at the Subscription Price. Additionally, MLF has agreed that if, at the end of the exercise period for the

Rights, there are Rights of other dELiA*s stockholders that remain unexercised (the “Unexercised Rights”), MLF shall, at the request of dELiA*s and subject to the provisions of the Backstop Agreement, purchase, or cause certain of its Affiliates to purchase, all of the shares of dELiA*s Common Stock underlying all Unexercised Rights at the Subscription Price. There will be no rights of oversubscription offered to any of dELiA*s stockholders other than those provided to MLF pursuant to the Backstop Agreement.

SECTION 4.3. Backstop Fee. If the Rights Offering is effected, MLF shall be entitled to receive a non-refundable fee upon the consummation of the Rights Offering of ten-year warrants to purchase a number of shares of dELiA*s Common Stock equal to 8% multiplied by the number of shares of dELiA*s Common Stock to be issued pursuant to the Rights Offering at the Subscription Price, and dELiA*s shall deliver such warrants to MLF as and when required pursuant to the provisions of the Backstop Agreement.

SECTION 4.4. Rights Agent. Prior to or on the Distribution Date, dELiA*s shall enter into an agreement with the Rights Agent providing for, among other things, the delivery to the holders of dELiA*s Common Stock as of the Rights Offering Record Date of certificates evidencing the Rights distributed in the Rights Offering.

SECTION 4.5. The Rights Offering. Subject to the terms and conditions hereof and the agreement executed pursuant to Section 4.4, dELiA*s shall instruct the Rights Agent to distribute, on or as soon as practicable after the Rights Offering Record Date, to each holder of record of dELiA*s Common Stock as of the Rights Offering Record Date, such fractional number of Rights as shall be set forth in the Prospectus for each share of dELiA*s Common Stock held by such holder as of the Rights Offering Record Date. Such distribution shall be effected by the mailing of Rights certificates to such holders or, if practicable, by book-entry transfer. All of the shares of dELiA*s Common Stock issued in the Rights Offering upon exercise of the Rights shall be duly authorized and shall be fully paid and nonassessable.

SECTION 4.6. Fractional Shares. Notwithstanding anything to the contrary contained in this Article III, no fractional shares of dELiA*s Common Stock shall be distributed upon exercise of the Rights. Rather, all such rights to purchase fractional shares shall be cancelled as of the expiration date of the Rights Offering, and each dELiA*s stockholder as of the Rights Offering Record Date shall be entitled to purchase only whole shares of dELiA*s Common Stock. Notwithstanding the foregoing, provisions shall be made in the agreement between dELiA*s and the Rights Agent pursuant to which the Rights Agent will, upon the request of a Rights holder, attempt to sell all or any part of such holders Rights

ARTICLE V.

EMPLOYEE MATTERS

SECTION 5.1. Certain Employee and Employee Benefits Matters.

(a) Definitions. The following terms, as used in this Section 5. 1, have the following meanings:

(i) “Alloy 401(k) Plan” means the Alloy, Inc. 401(k) Plan.

(ii) “dELiA*s Employees” means all employees whose employment relates primarily to the Merchandising Business, whether directly as an employee of the dELiA*s Group or indirectly as an employee of the Alloy Group, as determined by Alloy, in its sole discretion, including, for this purpose, any such employee who is not actively performing services on the Distribution Date because of (A) leave of absence, whether paid or unpaid, within a job protection period, or (B) disability within a job protection period.

(iii) “dELiA*s 401(k) Plan” means the dELiA*s 401(k) Plan previously established by Alloy Merchandise Group, LLC, which was dELiA*s’ predecessor.

(iv) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(v) “dELiA*s Group Employee Plans” means the “employee benefit plans” (within the meaning of Section 3(3) of ERISA) of the dELiA*s Group and any other severance, bonus, incentive or other compensatory plans or arrangements covering one or more current or former dELiA*s Employees or their dependents or beneficiaries.

(vi) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(b) Employment of dELiA*s Employees. Prior to the Distribution Date, the Alloy Group shall transfer to such member(s) of the dELiA*s Group as dELiA*s may specify in writing prior to the Distribution Date all dELiA*s Employees, if any, who are employed by Alloy or any member of the Alloy Group so that no such employee who becomes employed by any member of the dELiA*s Group experiences any termination or other interruption in employment. Immediately after the Distribution Date, members of the dELiA*s Group will continue to employ all dELiA*s Employees on substantially the same terms and conditions (including compensation and benefits, other than equity compensation) as in effect immediately prior to the Spinoff; provided that nothing contained in this Section 5.1(b) shall be construed to limit the right of any member of the dELiA*s Group following the Spinoff to prospectively terminate the employment of any dELiA*s Employee or to prospectively change the position, responsibilities, compensation or benefits of any dELiA*s Employee whether or not they were employed by any member of the Alloy Group prior to the Distribution Date.

(c) Assumption of Liabilities. From and after the Distribution Date, the dELiA*s Group will assume, pay, perform and discharge any and all outstanding Liabilities or other obligations to or with respect to all current and former dELiA*s employees, consultants or independent contractors and their dependents and beneficiaries (other than Liabilities associated with Alloy Options) arising out of or in connection with their employment or association with the Alloy Group. Except as otherwise provided in the last paragraph of Section 8.7(c), the dELiA*s Group will indemnify the members of the Alloy Group and hold them harmless from and against any and all claims or expenses made or incurred against or by the Alloy Group on account of, or in connection with, any such Liabilities and other obligations. Without limiting the generality of the previous sentence, if the transfer of employment to the dELiA*s Group immediately prior to the Distribution Date of those dELiA*s Employees who are then employed by the Alloy Group, as provided in Section 5.1(b) above, is deemed to be a termination or severance of employment of any such dELiA*s Employee for purposes of any policy, plan, program, employment agreement or other arrangement of the Alloy Group that provides for the payment of severance, salary continuation, stay, retention or other bonuses, forgiveness of indebtedness or similar benefits to such dELiA*s Employee or would otherwise trigger any expense or charge or impose any other Liability on any member of the Alloy Group, the dELiA*s Group shall pay all such benefits to such dELiA*s Employee in accordance with the terms of the applicable policy, plan, program, employment agreement or other arrangement and assume, pay, perform and discharge any and all such expenses, charges and other Liabilities.

(d) dELiA*s Group Employee Plans. On or prior to the Distribution Date, dELiA*s shall establish the dELiA*s Group Employee Plans. Any current or former dELiA*s Employee (or beneficiary or dependent thereof) will, to the extent not already a participant, automatically become a participant in the corresponding dELiA*s Group Employee Plan on the Distribution Date, with full credit for contributions, deductibles, co-payments, service and other attributes of his or her participation in any employee plan maintained by any member of the Alloy Group. Consistent with the foregoing, the participation by any member of the dELiA*s Group or by any current or former dELiA*s Employee (or beneficiary or dependent thereof) in any employee plan maintained by any member of the Alloy Group will be discontinued as of the Distribution Date.

(e) COBRA. The dELiA*s Group will assume responsibility for administering and providing health care continuation coverage under COBRA and other applicable law to all former dELiA*s Employees and the “qualified beneficiaries” of all current and former dELiA*s Employees with respect to whom a “qualifying event” occurred prior to the Distribution Date, and to all current and future dELiA*s Employees and their “qualified beneficiaries” with respect to whom a “qualifying event” occurs on or after the Distribution Date. All such employees are listed on Schedule 5.1(e) hereto.

(f) 401(k) Plan Transfer. Promptly after the Distribution Date, the parties shall take such actions as are necessary, if any, to cause the orderly transfer from the Alloy 401(k) Plan to the dELiA*s 401(k) Plan of the account balances held for the benefit of current and former dELiA*s Employees and their beneficiaries in a plan-to-plan transfer of assets and liabilities that satisfies the requirements of applicable law (including Sections 411(d) and 414(l) of the Code, Section 306 of the Sarbanes-Oxley Act of 2002, Regulation 2520.101-3 and any related applicable regulations promulgated by the United States Department of Labor and Regulation BTR promulgated by the Commission). All of such employees are listed on Schedule 5.1(f) hereto. Pending the plan-to-plan transfer as contemplated hereby, the dELiA*s Group will withhold from the pay of dELiA*s Employees’ who are participants in the Alloy 401(k) Plan and remit to the Alloy 401(k) Plan all required loan payments due on such dELiA*s Employees’ participant loans from their Alloy 401(k) Plan accounts, and the Alloy 401(k) Plan will process distributions of terminated employees following their termination from the dELiA*s Group in the normal course, subject to notification or confirmation of such termination by the dELiA*s Group. All of such employees are listed on Schedule 5.1(f) hereto.

(g) Administration of Welfare Benefit Claims. Effective as of the Distribution Date, dELiA*s shall assume sole responsibility for administering all claims made by current or former dELiA*s Employees (and their beneficiaries and dependents) on or after the Distribution Date (including claims for expenses incurred or events occurring before the Distribution Date). dELiA*s shall have sole and absolute discretionary authority to make any necessary determinations with respect to such claims, including entering into settlements with respect to such claims.

(h) Workers’ Compensation. dELiA*s shall be responsible for all workers’ compensation obligations related to claim events occurring on or after the Distribution Date with respect to any dELiA*s Employee. Alloy shall be responsible for all workers compensation obligations related to claim events occurring prior to the Distribution Date with respect to any dELiA*s Employee.

(i) Confidentiality and Proprietary Information. No provision of any Spinoff Document shall be deemed to release any current or former dELiA*s Employee for any violation of any applicable employee confidentiality and non-solicitation agreement or other agreement entered into by such Person in favor of any member of the Alloy Group or any other applicable policy pertaining to confidential or proprietary information of any member of the Alloy Group, or otherwise relieve any such Person of his or her obligations under any such agreement or policy.

(j) Miscellaneous.

(i) No current or former dELiA*s Employee (or any beneficiary or dependent thereof) shall be entitled to enforce the provisions of this Section 5.1 against the respective parties or any of their Affiliates as third party beneficiaries hereof.

(ii) Each party shall bear all costs and expenses, including but not limited to legal and consulting fees, incurred from and after the Distribution Date in the design, drafting and implementation of any and all plans and compensation structures which it establishes or creates and the amendment of its existing plans or compensation structures.

(iii) From and after the Distribution Date, Alloy and dELiA*s shall share, and shall cause each member of their respective Groups to share, with each other and with their respective agents and vendors all participant information necessary and appropriate for the efficient and accurate administration of each party’s respective employee benefit plans and performance of their respective obligations under this Section 5.1. Alloy and dELiA*s shall, subject to all applicable laws concerning confidentiality, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Section 5.1 in the custody of another party, to the extent necessary and appropriate for such administration and performance.

SECTION 5.2. Treatment of Outstanding Alloy Options.

(a) dELiA*s Stock Incentive Plan. On or prior to the Distribution Date, dELiA*s shall establish an equity-based incentive plan for the benefit of dELiA*s and Alloy’s employees, consultants and directors (“dELiA*s Stock Incentive Plan”), with such terms as dELiA*s determines with the consent of Alloy.

(b) Conversion of Alloy Options Held by dELiA*s Employees. Employees and consultants who have received options (whether vested or unvested) under the Alloy Stock Incentive Plans before the Distribution Date that remain unexercised as of the Distribution Date (“Alloy Options”) (all of whom and all of which shall be listed on a schedule of holders of Alloy Options as of the Distribution Date, which shall be delivered to dELiA*s as soon as practicable after the Distribution Date, and in any event within 5 business days thereafter), and who are or become dELiA*s Employees or consultants of dELiA*s on the Distribution Date, will have each of their unexercised Alloy Options converted into options to purchase dELiA*s Common Stock (“dELiA*s Options”) under the dELiA*s Stock Incentive Plan as of the Distribution Date, subject to the following terms and conditions:

(i) Each such Alloy Option shall be amended and converted into an dELiA*s Option to purchase a number of dELiA*s Shares (rounded to the nearest whole share) determined as follows:

(A) The number of shares of dELiA*s Common Stock subject to a new dELiA*s Option will equal the number of shares of Alloy Common Stock subject to the existing Alloy Option multiplied by .5 and divided by the following fraction (the “dELiA*s Fraction”):

dELiA*s Market Price
(2 x Alloy Market Price) + dELiA*s Market Price

(B) The exercise price of the new dELiA*s Option will equal the exercise price of the existing Alloy Option multiplied by 2 with the result multiplied by the dELiA*s Fraction.

(C) Notwithstanding the foregoing, in the case of any Alloy Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code (an “Incentive Stock Option”), the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code.

(ii) Except as otherwise provided herein, the dELiA*s Options resulting from such conversion shall be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the corresponding Alloy Options immediately prior to the Distribution Date. Additionally, each dELiA*s Option issued in respect of an outstanding Alloy Option that was an Incentive Stock Option shall be issued as an Incentive Stock Option.

(c) Treatment of Alloy Options Held by Alloy Employees. Each outstanding Alloy Option (whether vested or unvested) granted prior to the Distribution Date and which, as of the Distribution Date is (a) unexercised and (b) held by a Person who is not an dELiA*s Employee (which shall, for purposes of this section, include Matthew L. Feshbach), will be converted into both an adjusted Alloy Option and a new dELiA*s Option. These Alloy Options will be converted in a manner that preserves the aggregate exercise price of each Alloy Option, which will be allocated between the adjusted Alloy Option and the new dELiA*s Option based on a comparison of the Market Price of the Alloy Common Stock and one-half the Market Price of the dELiA*s Common Stock after the Distribution Date. Both Options, when combined, will preserve as nearly as practicable the intrinsic value of the existing Alloy Option, and each will preserve as nearly as practicable the ratio of the exercise price to the fair market value of the stock subject to the Option.

(i) In order to effect such conversion, the number of shares of Alloy Common Stock subject to an adjusted Alloy Option will be the same as the number of shares subject to the existing Alloy Option, and the current exercise price will be multiplied by the following fraction (the “Alloy Fraction”):

Alloy Market Price
Alloy Market Price + (dELiA*s Market Price x 0.5)

(ii) The number of shares of dELiA*s Common Stock subject to a new dELiA*s Option will equal the number of shares of Alloy common stock subject to the existing Alloy Option multiplied by the Distribution Ratio. The exercise price of the new dELiA*s Option will equal the exercise price of the existing Alloy option divided by the Distribution Ratio and then multiplied by the dELiA*s Fraction.

(iii) Except as otherwise provided herein, the new dELiA*s Options resulting from such conversion shall be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the corresponding Alloy Options immediately prior to the Distribution Date. Additionally, each dELiA*s Option issued in respect of an outstanding Alloy Option that was an Incentive Stock Option shall be issued as an Incentive Stock Option; provided, that each such new dELiA*s Option that is issued as an Incentive Stock Option shall, and without any action on the part of Alloy, dELiA*s or the holder thereof, automatically convert into a non-qualified stock option on the date that is 91 days after the Distribution Date unless earlier exercised in accordance with the terms of such new dELiA*s Option.

(iv) In order to determine Alloy or dELiA*s Market Price for purposes of this Section, such Market Price will equal the average of the closing sale prices of such securities on the principal securities market on which such securities are traded for the five consecutive trading days commencing on and including the Distribution Date. Employment with Alloy will be taken into account in determining when each new dELiA*s Option becomes exercisable and when it terminates, and in all other respects the terms of each new dELiA*s Option will be substantially the same as the existing related Alloy Option.

(d) Treatment of Restricted Stock. Holders of shares of Alloy Common Stock that are subject to lapsing repurchase rights will receive shares of dELiA*s Common Stock equal to the number of such shares of Alloy Common Stock multiplied by the Distribution Ratio. All such shares of dELiA*s Common Stock shall be subject to the same vesting schedules and lapsing repurchase rights as the shares of Alloy Common Stock to which they related, except that dELiA*s will be entitled to repurchase the shares of dELiA*s Common Stock issued to such holders from such holders on the same terms, and at the same times, as Alloy may repurchase the shares of Alloy Common Stock from such holders.

ARTICLE VI.

ACCESS TO INFORMATION

SECTION 6.1. Provision of Corporate Records. Except as otherwise specifically set forth in the Transaction Agreements, from and after the Distribution Date, each Group shall deliver to the other Group all documents, Contracts, books, records and data (including minute books, stock registers, stock certificates and documents of title) (collectively, “Corporate Records”) in its possession relating primarily to the other Group or its business, assets and affairs which may be requested from time to time by the other Group; provided, however, that if any such documents, Contracts, books, records or data relate to both Groups or their businesses, assets and affairs, each such Group shall provide to the other Group true and complete copies of such documents, Contracts, books, records or data. Data stored in electronic form shall be provided in the format in which it existed at the Distribution Date, except as otherwise specifically set forth in the Transaction Agreements.

SECTION 6.2. Access to Information. From and after the Distribution Date, each Group shall afford to the other Group and its accountants, counsel and other designated representatives reasonable access during normal business hours to all personnel, documents, Contracts, books, records, computer data and other data in such Group’s possession relating to the other Group or the business and affairs of such other Group (other than data and information subject to an attorney-client or other privilege that is not specifically subject to the provisions of this Article V), insofar as such access is reasonably required by such other Group for a reasonable and appropriate purpose, including for audit, accounting, regulatory compliance and disclosure and reporting purposes.

SECTION 6.3. Litigation Cooperation. From and after the Distribution Date:

(a) Each Group shall use all reasonable efforts to make available to the other Group and its accountants, counsel and other designated representatives, upon written request, its current and former directors, officers, employees and representatives as witnesses, and shall otherwise cooperate with the other Group, to the extent reasonably required in connection with any Action or threatened Action arising out of either Group’s business and operations in which the requesting party may from time to time be involved, except for any action in which one Group is asserting a claim against or seeking relief from the other Group and except to the extent that there is a conflict of interest in the Action or threatened Action between the requesting Group and itself.

(b) Each Group shall promptly notify the other Group, upon its receipt or the receipt by any of its members, of a request or requirement (by written questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or other similar processes) that relates to the business and operations of the other Group that could reasonably be regarded as calling for the inspection or production of any documents or other information in its possession, custody or control. Each Group shall assert and maintain, or cause its members to assert and maintain, all applicable claims to privilege, immunity, confidentiality and/or protection in order to protect such documents and other information from disclosure, and shall seek to condition any disclosure that may be required on such protective terms as may be appropriate. No Group may voluntarily waive, undermine or fail to take any action reasonably necessary to preserve an applicable privilege without the prior written consent of the affected party (or any affected Group member or Affiliates of any such party) except, in the opinion of such party’s counsel, as required by law.

(c) Each Group shall enter into such joint defense agreements with the other Group, in customary form, as Alloy and dELiA*s reasonably shall determine are necessary, appropriate or advisable.

(d) With respect to those ongoing litigation matters identified on Schedule 4 hereto as to which a member of the Alloy Group and a member of the dELiA*s Group are party or otherwise have an interest, the parties shall take the actions specified therein.

SECTION 6.4. Reimbursement. Except to the extent that any member of one Group is obligated to indemnify any member of the other Group under Article VIII for such cost or expense, each Group providing information or witnesses to the other Group, or otherwise incurring any expense in connection with cooperating, under Sections 6.1, 6.2 or 6.3, shall be entitled to receive from the recipient thereof, upon the presentation of reasonably detailed invoices therefor, payment for all out-of-pocket costs and expenses, including, without limitation, reasonable attorney’s fees that may reasonably be incurred in providing such information, witnesses or cooperation.

SECTION 6.5. Treatment of Records. Except as otherwise required by law or agreed to in writing, each of Alloy and dELiA*s may offer to the other in writing any Corporate Records relating solely or primarily to the other and the members of the other’s Group, and shall make such Records available for pickup at the other’s expenses during customary business hours. If any such Corporate Records remain unclaimed for a period of 30 days after first offered, then the offering party may, or may cause the members of its respective Group to, destroy or otherwise dispose of all such Corporate Records. Any Corporate Records received by any member of one Group after the Distribution Date and relating primarily to the other Group or its business, assets or affairs shall promptly be delivered or offered to such other Group in accordance with the procedures set forth in Section 6.1 and this Section 6.5. Notwithstanding the foregoing, there shall be no requirement for Alloy or dELiA*s, or any members of their respective Groups, to destroy or otherwise dispose of any Corporate Records (or photocopies or similar reproductions thereof) to the extent that such Corporate Records relate to its business, assets and affairs.

SECTION 6.6. Confidentiality. Except as may be more specifically addressed in any Transaction Agreement, each party shall hold, and shall cause its consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law, all confidential or proprietary information concerning the other party hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (i) previously known by the party to which it was furnished, (ii) in the public domain through no fault of the party to which it was furnished or (iii) independently developed by the receiving party), and each party shall not release or disclose such information to any other Person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of the provisions of this Section 6.6.

ARTICLE VII.

CERTAIN OTHER AGREEMENTS

SECTION 7.1. Intercompany Accounts. Except as otherwise specifically set forth in any of the Transaction Agreements, all intercompany loan balances, accounts receivable and accounts payable between any member of Group and any member of another Group in existence at the Distribution Date shall be cancelled on the Distribution Date. If, at any time after the Distribution Date, either party receives payments belonging to the other party, the recipient shall promptly account for and remit said payment to the other party.

SECTION 7.2. Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in the Spinoff Documents, each of Alloy and dELiA*s shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement. Alloy and dELiA*s agree to enter into and execute such additional documents as may be reasonably necessary, proper or advisable to effect the transactions contemplated by the Transaction Agreements.

SECTION 7.3. Certain Business Matters. Following the Spinoff, except as expressly set forth in Section 7.6 hereof, no member of a Group shall have any duty to refrain from (i) engaging in the same or similar activities or lines of business as any member of the other Group, (ii) doing business with any potential or actual supplier or customer of any member of the other Group, or (iii) engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers or customers of any member of the other Group, but nothing in this Section 7.3 shall give the members of any Group any rights to any Intellectual Property of the Other Group except as expressly set forth herein or in one or the Ancillary Agreements.

SECTION 7.4. Delivery of Property. Alloy agrees that it will transfer or make available to dELiA*s, promptly after the receipt thereof, all property that any member of the Alloy Group receives after the Distribution Date intended to be property of dELiA*s or any member of the dELiA*s Group under this Agreement, and dELiA*s agrees that it will transfer or make available to Alloy, promptly after the receipt thereof, all property that any member of the dELiA*s Group receives after the Distribution Date intended to be property of Alloy or any member of the Alloy Group under this Agreement.

SECTION 7.5. Insurance Policies. With respect to matters relating to insurance coverage from and after the Distribution Date, the parties hereto agree as follows:

(a) dELiA*s Insurance Coverage After the Distribution Date. From and after the Distribution Date, dELiA*s shall be responsible for obtaining and maintaining insurance programs for its risk of loss and such insurance arrangements shall be separate and apart from Alloy’s insurance programs. Notwithstanding the foregoing, Alloy, shall upon the reasonable request of dELiA*s, use its commercially reasonable efforts to assist dELiA*s in the transition to its own separate insurance programs from prior to or after the Distribution Date, as dELiA*s may request, and shall provide dELiA*s with any information that is in the possession of Alloy and would in any way facilitate dELiA*s’ ability to either obtain insurance coverage for dELiA*s or to assist dELiA*s in preventing unintended self-insurance, in whatever form.

(b) Cooperation and Agreement Not to Release Carriers. Each of Alloy and dELiA*s will share such information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion. Each of Alloy and dELiA*s, at the request of the other, shall cooperate with and use commercially reasonable efforts to assist the other in recoveries for claims made under any insurance policy for the benefit of any insured party, and neither Alloy nor dELiA*s, nor any of their Subsidiaries shall take any action which would intentionally jeopardize or otherwise interfere with either party’s ability to collect any proceeds payable pursuant to any insurance policy. Except as otherwise contemplated by this Distribution Agreement or any other Spinoff Document, after the Distribution Date neither Alloy nor dELiA*s shall (and shall ensure that no member of their respective Groups shall), without the consent of the other, provide any insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of any member of the other Group thereunder. However, nothing in this Section 7.6(b) shall (i) preclude any member of any Group from presenting any claim or from exhausting any policy limit, (ii) require any member of any Group to pay any premium or other amount or to incur any Liability, or (iii) require any member of any Group to renew, extend or continue any policy in force.

(c) Procedures With Respect to Alloy-Insured dELiA*s Liabilities.

(i) Insurance Pursuit. Alloy shall obtain dELiA*s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed, prior to pursuing insurance recoveries from insurance policies for any dELiA*s Liability covered under the terms of Alloy’s insurance policies (“Alloy-Insured dELiA*s Liabilities”); provided, however, that dELiA*s’ consent shall not be required in respect of any Alloy-Insured dELiA*s Liability for which dELiA*s is seeking indemnification from Alloy hereunder. Alloy will bill dELiA*s and dELiA*s will reimburse Alloy on a monthly basis for all such amounts incurred to pursue insurance recoveries from insurance policies for Alloy-Insured dELiA*s Liabilities, and dELiA*s shall be entitled to the net proceeds of any such insurance recoveries.

(ii) Management of Claims. Except as otherwise inconsistent with the provisions of any applicable insurance policy and except for claims for which dELiA*s is seeking indemnification from Alloy hereunder, the defense of claims, suits or actions giving rise to potential or actual Alloy-Insured dELiA*s Liabilities will be managed (in conjunction with Alloy’s insurers, as appropriate) by the representative of dELiA*s that would have had responsibility for managing such claims, suits or actions had such Alloy-Insured dELiA*s Liabilities been dELiA*s Liabilities not covered under the terms of Alloy’s insurance policies, subject, however, to the ability of Alloy to impose reasonable controls and oversight on the management of such claims process.

(d) Cooperation. Alloy and dELiA*s will cooperate with each other in all respects, and they shall execute any additional documents which are reasonably necessary, to effectuate the provisions of this Section 7.6.

(e) No Assignment or Waiver. The provisions of this Section 7.6 shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Alloy Group or the dELiA*s Group in respect of any insurance policy or any other contract or policy of insurance.

(f) No Liability. dELiA*s does hereby, for itself and as agent for each other member of the dELiA*s Group, agree that no member of the Alloy Group shall have any Liability whatsoever as a result of the insurance policies and practices of Alloy and its Subsidiaries as in effect at any time after the Distribution Date, including without limitation as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

(g) D&O Insurance. For a period of six (6) years from the Distribution Date, Alloy shall, at its sole cost and expense, provide that portion of directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of dELiA*s and its Seller Subsidiaries with respect to claims against such officers and directors arising from facts or events which occurred before the Distribution Date, on terms no less favorable than those in effect on the date hereof.

SECTION 7.6. Non-Competition; Non-Solicitation.

(a) Non-Competition. From the date hereof until the date on which the Media Services Agreement expires according to its terms or is earlier terminated, each of Alloy and dELiA*s shall not, and each shall cause each of its Affiliates not to, directly or indirectly, without the prior written consent of the other, individually or in partnership with, as part of a joint venture with, or otherwise in conjunction in any other manner with any Person:

(i) be engaged in any manner whatsoever, including, without limitation, as an employer, owner, partner, consultant, adviser, principal, agent, stockholder, member or proprietor, in any Competitive Business; or

(ii) advise, invest in, lend money to, guarantee the debts or obligations of, or otherwise have any other financial interest in any Competitive Business.

(iii) Notwithstanding the foregoing, the foregoing will not be deemed to prohibit Alloy, dELiA*s or their respective Affiliates from owning, as a passive investment, not more than 4.99% of the outstanding stock of any publicly-held company then engaged in a Competitive Business.

(b) Definitions. As used in this Section, the term “Competitive Business” means, with respect to Alloy, the Merchandising Business, and means, with respect to dELiA*s, the Alloy Business.

(c) Non-Solicitation of Employees. Each party acknowledges the importance to the businesses carried on by it and its Affiliates of the human resources engaged by and developed by such party. Accordingly, except as otherwise agreement to by the parties, each party covenants and agrees that, for a period of one (1) year from the date hereof, such party shall not, and shall cause each of its Affiliates not to, directly or indirectly, induce or solicit or assist any third party in inducing or soliciting any employee or consultant of the other thereof (each a “Protected Party”) to terminate or materially alter any employment or consultancy arrangement with the other Protected Party. The parties acknowledge that placing advertisements soliciting employees of the type then employed by the Protected Parties in newspapers, on Internet job sites or similar media generally accessible to the public shall not be deemed to be a breach of this Section.

SECTION 7.7. Year-End Cash True Up.

(a) Cash Balance. dELiA*s cash balance on January 31, 2006 will be established in the following manner: dELiA*s shall have $30,000,000 of Cash and Cash Equivalents, including the $20,000,000 raised via the Rights Offering, plus all monies raised from the private placement of shares of Common Stock to certain senior executive officers described in the Form S-1 (approximately $1,200,000), minus any capital expenditures in excess of $10.3 million for the year ending January 31, 2006. The $30,000,000 amount will then be subject to an adjustment, either plus or minus for Working Capital as described below in subsection (b). The resultant amount will be the Cash and Cash Equivalents to which dELiA*s will be entitled on January 31, 2006.

(b) Working Capital Determination. dELiA*s shall, as soon as reasonably practical after January 31, 2006 and in any event not later than March 15 , 2006, determine the amount of Cash and Cash Equivalents on its balance sheet as of January 31, 2006 in accordance with generally accepted accounting principles consistently applied (“GAAP”), assuming for purposes of such calculation that the full amount of the $20,000,000 to be raised via the Rights Offering has actually been received by dELiA*s as of such date, regardless of the actual amount, if any, as shall actually been received, and shall deliver a copy of such determination (the “Determination”) to Alloy. In addition, dELiA*s shall, determine the amount of Working Capital on its balance sheet as of January 31, 2006 in accordance GAAP and applied on a consistent basis, and shall deliver a copy of such determination (the “Working Capital Determination”) to Alloy along with a “Working Capital Statement” setting forth in reasonable detail its good faith calculation of the Working Capital. To the extent the Working Capital Determination exceeds or is less than the Working Capital Target ($5,600,000), the Year-End Cash True Up shall be adjusted by the amount by which the Working Capital Determination exceeds or is less than the Working Capital Target. If the amount of Working Capital shown on the Working Capital Statement is in excess of negative $5,600,000, such amount will be subtracted from the $30,000,000 in order to calculate the amount of the Year-End Cash True Up. Should the Working Capital Determination be less than negative $5,600,000, however, such amount will be added to the $30,000,000 in order to calculate the amount of the Year-End Cash True Up. The Year-End Cash True Up shall be made as follows: based on the calculations as set forth in this paragraph should any amount of cash be required to be adjusted, such adjustment and the related transfer of funds shall be done within 15 days of the Determinations being received by Alloy, and in any event not later than March 30, 2006 (i.e., if the actual Cash and Cash Equivalents on the dELiA*s balance sheet, as so adjusted, is less than the targeted amount, Alloy shall pay dELiA*s the full amount of such shortfall, while if the actual Cash and Cash Equivalents on the dELiA*s balance sheet, as so adjusted, is greater than the targeted amount, dELiA*s shall pay Alloy the full amount of such excess).

(c) Working Capital Adjustment.

For purposes of this Section 7.7, the following terms shall have the following meanings:

(i) “Current Assets” shall mean the current assets of dELiA*s, exclusive of cash and cash equivalents, as of January 31, 2006, determined in accordance with GAAP and applied on a consistent basis.

(ii) “Current Liabilities” shall mean the current liabilities of dELiA*s as of January 31, 2006, determined in accordance with GAAP and applied on a consistent basis.

(iii) “Working Capital” shall mean Current Assets less Current Liabilities.

(iv) “Working Capital Target” shall mean a negative five million six hundred thousand Dollars ($5,600,000).

(d) Annual Audit. dELiA*s shall, in connection with annual audit for the fiscal year ending January 31 2006, cause its then independent auditing firm to opine on its consolidated financial statements which will include a determination in accordance with GAAP of the amount of Cash and Cash Equivalents, Working Capital and capital expenditures as of and for year ending January 31, 2006, and shall deliver a copy of such audited statements to Alloy. If Alloy objects to such determination or as a result objects to the Year-End Cash True Up previously determined, it shall notify dELiA*s in writing within 15 days after its receipt thereof (a “Dispute Notice”), and shall, in such Dispute Notice, set forth to the best of its ability its determination of the Year-End Cash True Up. If Alloy does not timely deliver a Dispute Notice, dELiA*s audited financial statements will serve as the final source of determining the Cash and Cash Equivalents, Working Capital and capital expenditures as of and for the year ending January 31, 2006. Should Alloy timely deliver a Dispute Notice, Alloy and dELiA*s shall meet within 15 days after dELiA*s receipt of such Dispute Notice in order to attempt to resolve any dispute referenced therein. If such dispute is resolved, the agreed upon amount shall be final for purposes of this subsection 7.9(b). If any dispute is not able to be resolved within 15 days after

dELiA*s receipt of a Dispute Notice, then each of Alloy and dELiA*s may request BDO Seidman LLP or another independent certified accountant (the “Independent Auditor”) make an independent determination within twenty (20) days thereafter of the amount of Cash and Cash Equivalents, working capital and capital expenditures and the resultant Year-End Cash True Up as of and for the year ending January 31, 2006. The Independent Auditor determination thereof shall be final and binding on all parties, absent manifest error. The costs of the Independent Auditor shall be borne by whichever party’s determination (for dELiA*s, as set forth in its initial determination and for Alloy, as set forth in its Dispute Notice) is furthest from the Independent Auditor’s determination. If, after final determination of the Year–End Cash True Up, the amount paid by dELiA*s to Alloy, or vice versa, pursuant to the provisions of subsection 7.9(a) was inaccurate, then, if one party has paid the other more than is required pursuant to such formula, such party shall, within five (5) Business Days, refund the excess by wire transfer or certified check. If, however, one party has paid the other less than is required pursuant to such formula, such party shall, within five (5) Business Days, pay such shortfall by wire transfer or certified check. Notwithstanding anything to the contrary contained herein, there shall be no adjustment made as a result of any shortfall in the amount of proceeds actually received by dELiA*s in the rights offerings, and all calculations made pursuant to this Section 7.7 shall assume that dELiA*s has received the full $20 million sought in the rights offering as of the date of such calculation.

(e) Operate in Ordinary Course. From and after the Distribution Date until February 1, 2006, dELiA*s shall operate in the usual and ordinary course of business consistent with past practices and shall use its best efforts to continue normal purchasing, payables, leasing, financing, marketing, advertising, promotional and maintenance expenditures in order that the Cash and Cash Equivalents, working capital and capital expenditures as of and for the year ending January 31, 2006 reflect the results of its operations in the usual and ordinary course of business consistent with past practices. In addition, dELiA*s shall not accelerate or cause a decrease in long term indebtedness or other long term liabilities, determined in accordance with GAAP and applied on a consistent basis, from the date of distribution to January 31, 2006 outside the ordinary course of business and consistent with past practices or on a one time basis. If dELiA*s causes such a decrease in long term liabilities, the amount by which long term liabilities were reduced will be subtracted from the $30,000,000 mentioned in section (a).

(f) All amounts received by Alloy under this Section 7.7 shall be deposited in a separate account dedicated exclusively for the receipt of such amounts, and Alloy shall transfer all such amounts received to creditors of Alloy in existence on the Distribution Date in repayment of indebtedness outstanding on such date.

SECTION 7.8. Domain Name License. Alloy does hereby grant dELiA*s a royalty-free license, without the right of sublicense, to use the domain name www.delias.com for email address purposes only in connection with the operation of the Merchandising Business for a period of 6 months from and after the Distribution Date.

SECTION 7.9. Mail and other Communications. All mail and other communications, including, without limitation faxes, emails and other forms of electronic communication (not including instant messages) received by dELiA*s or any member of the dELiA*s Group after the Distribution Date which relates solely to the Alloy Business shall be delivered daily by overnight delivery to Alloy. All mail and other communications received by Alloy or any member of the Alloy Group after the Distribution Date which relates solely to the Merchandising Business shall be delivered daily by overnight delivery to

dELiA*s. Additionally, each Party agrees that it shall make copies of all mail and other communications received by it or any member of the its Group after the Distribution Date which relates partially its Business and partially to the business of the other Party and shall deliver such copies daily by overnight delivery to the other Party, except that such Party may redact information relating to such Party’s Business to the extent reasonably required to maintain the confidentiality or competitive sensitivity of any information contained therein.

SECTION 7.10. Existing Arrangements. All prior agreements and arrangements, including those relating to goods, rights or services provided or licensed, between the dELiA*s Group and the Alloy Group shall be terminated by Alloy and dELiA*s, and, to the extent such agreements or arrangements are between Subsidiaries of Alloy or dELiA*s, Alloy and dELiA*s shall cause their respective Subsidiaries to terminate such agreements and arrangements effective as of the Distribution Date, if not theretofore terminated. No such agreements or arrangements shall be in effect after the Distribution Date unless embodied in or otherwise are part of the Spinoff Documents.

ARTICLE VIII.

INDEMNIFICATION AND OTHER MATTERS

SECTION 8.1. Assumed Liabilities, Exculpation and Indemnification by dELiA*s.

(a) From and after the Distribution Date, dELiA*s shall, without any further responsibility or liability of, or recourse to, Alloy or any Affiliate of Alloy or any of their respective directors, stockholders, officers, employees, agents, consultants, representatives, successors, transferees or assignees (collectively, the “Alloy Indemnitees”), absolutely and irrevocably assume and be solely liable and responsible for the dELiA*s Group Liabilities. Neither Alloy nor any of the Alloy Indemnitees shall be liable to dELiA*s or any Affiliate of dELiA*s or any of their respective directors, stockholders, officers, employees, agents, consultants, customers, representatives, successors, transferees or assignees for any reason whatsoever on account of (i) any dELiA*s Group Liabilities or (ii) any Liabilities arising from the breach by dELiA*s of any of its obligations under this Agreement; provided that Alloy shall remain liable to dELiA*s for any breach by Alloy of any of its obligations under this Agreement. The matters with respect to which dELiA*s assumes liability pursuant to clauses (i) and (ii) above are referred to herein as the “dELiA*s Indemnifiable Liabilities.”

(b) dELiA*s shall indemnify, save and hold harmless each of the Alloy Indemnitees from and against (i) all dELiA*s Indemnifiable Liabilities and (ii) except as otherwise provided in the Transaction Agreements, all Liabilities that are or are alleged to be related to, arising from, or associated with the ownership, operation or conduct of the Merchandising Business or the use, possession or enjoyment of the assets used in connection therewith at any time after the Distribution Date other than the Alloy Indemnifiable Liabilities (all of which are collectively called the “Alloy Damages”). In addition, if Alloy so elects in its sole discretion, dELiA*s shall defend any or all of the Alloy Indemnities in any Action in which any Alloy Damages are asserted against any Alloy Indemnitees.

(c) Alloy Damages with respect to which, but only to the extent that, any proceeds are received by or on behalf of Alloy, or by or on behalf any of its Affiliates, from any third party insurance policy (and are non-reimbursable by Alloy under any self insurance policy), shall not be the subject of indemnification under this Agreement.

SECTION 8.2. Retained Liabilities; Exculpation and Indemnification by Alloy.

(a) Alloy shall, without any further responsibility or liability of, or recourse to, dELiA*s or any Affiliate of dELiA*s or any of their respective directors, stockholders, officers, employees, agents, consultants, representatives, successors, transferees or assignees (collectively, the “dELiA*s Indemnitees”), absolutely and irrevocably be solely liable and responsible for the Alloy Group Liabilities. Neither dELiA*s nor any of the other dELiA*s Indemnitees shall be liable to Alloy or any Affiliate of Alloy or any of their respective directors, stockholders, officers, employees, agents, consultants, customers, representatives, successors, transferees or assignees for any reason whatsoever on account of (i) any Alloy Group Liabilities or (ii) any Liabilities arising from the breach by Alloy of any of its obligations under this Agreement; provided that dELiA*s shall remain liable to Alloy for any breach by dELiA*s of any of its obligations under this Agreement. The matters with respect to which Alloy retains liability pursuant to clauses (i) and (ii) above are referred to herein as the “Alloy Indemnifiable Liabilities.”

(b) Alloy shall indemnify, save and hold harmless each of the dELiA*s Indemnitees from and against (i) all Alloy Indemnifiable Liabilities and (ii) except as otherwise provided in the Transaction Agreements, all Liabilities that are or are alleged to be related to, arising from, or associated with the ownership, operation or conduct of the Alloy Businesses or the use, possession or enjoyment of the assets used in connection therewith at any time after the Distribution Date, other than the dELiA*s Indemnifiable Liabilities (all of which are collectively called the “dELiA*s Damages”). In addition, if dELiA*s so elects in its sole discretion, Alloy shall defend any or all of the dELiA*s Indemnities in any Action in which any dELiA*s Damages are asserted against any dELiA*s Indemnitees.

(c) dELiA*s Damages with respect to which, but only to the extent that, any proceeds are received by, or on behalf of, dELiA*s or by any of its Affiliates, from any third party insurance policy (and are non-reimbursable under any self insurance policy), shall not be the subject of indemnification under this Agreement.

SECTION 8.3. Specific Indemnification Issues.

(a) It is the express intention of the parties hereto that each party to be indemnified pursuant to this Article VIII shall be indemnified and held harmless from and against all Damages as to which indemnity is provided for hereunder, NOTWITHSTANDING THAT ANY SUCH DAMAGES ARISE OUT OF OR RESULT FROM THE ORDINARY, STRICT, SOLE, OR CONTRIBUTORY NEGLIGENCE, OR THE STRICT LIABILITY (OR OTHER LIABILITY WITHOUT FAULT) OF SUCH PARTY AND REGARDLESS OF WHETHER ANY OTHER PARTY (INCLUDING THE OTHER PARTY TO THIS AGREEMENT) IS OR IS NOT ALSO NEGLIGENT OR OTHERWISE LIABLE WITH RESPECT TO THE MATTER IN QUESTION.

(b) It is acknowledged that after the Distribution Date the parties will have negotiated business relationships, which relationships will be described in the Contracts, agreements and other documents entered into in the normal course of business, including, without limitation, each of the Ancillary Agreements. Such documents may include agreements by the parties and their Affiliates and

Subsidiaries to supply, after the Distribution Date, materials, products and services and to lease facilities, tangible and intangible property. Such business relationships shall not be subject to the indemnity provisions hereof, unless the parties expressly agree to the contrary in the agreements governing such relationships.

(c) Except as otherwise provided herein, if an Action is brought by a third party in which the liability as between Alloy and dELiA*s is Finally Determined to be joint or in which the entitlement to indemnification hereunder is not determinable, the parties shall negotiate in good faith in an effort to agree, as between Alloy and dELiA*s, on the proper allocation of liability or entitlement to indemnification, as well as the proper allocation of the costs of any joint defense or settlement pursuant to Section 8.5, all in accordance with the provisions of, and the principles set forth in, this Agreement. In the absence of any such agreement, such allocation of liability or entitlement to indemnification, and such allocation of costs, shall be subject to ultimate resolution between Alloy and dELiA*s pursuant to Article IX.

SECTION 8.4. Notice and Payment of Claims.

(a) If any party to this Agreement or a person entitled to indemnification under this Agreement (an “Indemnified Party”) determines that it is or may be entitled to a defense or indemnification by Alloy or dELiA*s, as the case may be (the “Indemnifying Party”), under this Agreement, the Indemnified Party shall deliver promptly to the Indemnifying Party a written notice and demand for indemnification, specifying the basis for the claim for indemnification, the nature of the claim, and, if known, the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. The Indemnifying Party shall have 30 days from receipt of such notice in which to: (w) assume the defense of such litigation or claim; (x) pay the claim in immediately available funds; (y) reserve its rights pending negotiations under Section 8.5 or (z) object in accordance with Section 8.4(b). This 30-day period may be extended by express agreement of the parties.

(b) An Indemnifying Party may object to, or reserve its rights with respect to, the claim for indemnification set forth in any notice delivered by the Indemnified Party pursuant to Section 8.4(a) so long as it acts in good faith and with a reasonable basis for its belief that it is not obligated to indemnify the Indemnified Party.

SECTION 8.5. Defense of Third-Party Claims.

(a) If the Indemnified Party’s claim for Indemnification is based, under this Agreement, on an Action, judicial or otherwise, brought by a third party, and the Indemnifying Party does not object under Section 8.4(b), the Indemnifying Party may, participate in the defense of such Action and may assume the defense of such Action with counsel satisfactory to the Indemnified Party if (i) the Indemnified Party agrees to assumption thereof by the Indemnifying Party or (ii) the Indemnifying Party shall have confirmed in writing (without reservation or qualification) its obligation to provide indemnification for the liability asserted in such action. If the Indemnified Party shall reasonably conclude that its interests in such Action are materially different from those of the Indemnifying Party or that it may have defenses that are different from or in addition to those available to the Indemnifying Party, the Indemnified Party may use separate counsel to protect such interests and assert such defenses and otherwise participate in the defense of such Action. If the Indemnifying Party shall assume the defense with counsel satisfactory to the Indemnified Party, the Indemnifying Party shall not be liable for any legal expenses (other than investigation expenses) subsequently incurred by the Indemnified Party, unless the Indemnified Party shall have employed separate counsel in accordance with the preceding sentence.

(b) The right to indemnification conferred in this Article VIII shall include the right to be paid by the Indemnifying Party the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if, but only if, a court or arbitration panel of competent jurisdiction requires, all amounts paid as an advancement of expenses shall be repaid to the Indemnifying Party if it shall be Finally Determined that the Indemnified Party is not entitled to be indemnified for such expenses under this Agreement or otherwise.

(c) If an Action is brought by a third party in which the liability as between Alloy and dELiA*s is alleged to be joint or in which the entitlement to indemnification hereunder is not determinable or as to which there has been a reservation of rights, the parties shall cooperate in a joint defense. Such joint defense shall be under the general management and supervision of the party which is expected to bear the greater share of the liability; provided, however, that neither party shall settle or compromise any such joint defense matter without the consent of the other. The costs of such joint defense shall be borne as the parties may agree, or in the absence of such agreement, such costs shall be borne by the party incurring such costs, subject to ultimate resolution pursuant to Article X hereof.

SECTION 8.6. Insurance; Third Party Obligations; Tax Benefits. The parties intend that any Liability subject to indemnification pursuant to this Article VIII shall be paid net of the amount of any insurance or other amounts that actually reduce the amount of the Liability (“Proceeds”). Accordingly, the amount which the Indemnifying Party is required to pay to any Indemnified Party will be reduced by any Proceeds actually recovered by or on behalf of the Indemnified Party in reduction of the related Liability. If an Indemnified Party receives an indemnity payment required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Proceeds, then the Indemnified Party will pay to the Indemnifying Party an amount equal to the excess of such indemnity payment received over the amount of the indemnity payment that would have been due if the Proceeds had been received, realized or recovered before the indemnity payment was made. Any indemnification pursuant to this Article VII shall also be paid net of all tax benefits to the Indemnified Party attributable to the relevant payment or Liability. Such indemnification shall be increased to reflect any tax liability of the Indemnified Party so that the Indemnified Party receives 100% of the after-tax amount of any payment or liability. It is expressly agreed that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, (ii) relieved of the responsibility to pay any claims to which it is obligated or (iii) entitled to any subrogation rights with respect to any obligation hereunder.

SECTION 8.7. Release of Pre-Spinoff Claims.

(a) Except as provided in Section 8.7(c), effective as of the Distribution Date, dELiA*s does hereby, for itself and each other member of the dELiA*s Group, their respective Affiliates (other than any member of the Alloy Group), successors and assigns, remise, release and forever discharge each of Alloy, the members of the Alloy Group, their Affiliates (other than any member of the dELiA*s Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the Alloy Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the Corporate Restructuring Transactions and all other activities to implement the Spinoff.

(b) Except as provided in Section 8.7(c), effective as of the Distribution Date, Alloy does hereby, for itself and each other member of the Alloy Group, its Affiliates (other than any member of the dELiA*s Group), successors and assigns, remise, release and forever discharge dELiA*s, the members of the dELiA*s Group, their Affiliates (other than any member of the Alloy Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the dELiA*s Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the Corporate Restructuring Transactions and all other activities to implement the Spinoff.

(c) Nothing contained in Section 8.7(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Schedule 7.5 not to terminate as of the Distribution Date, in each case in accordance with its terms. Nothing contained in Section 8.7(a) or (b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any members of the Alloy Group or the dELiA*s Group that is specified in Schedule 7.5 as not to terminate as of the Distribution Date;

(ii) any Liability assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Transaction Document;

(iii) any Liability for the sale, lease or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of any other Group prior to the Distribution Date;

(iv) any Liability for Taxes to the extent set forth in the Tax Separation Agreement;

(v) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article VIII and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(vi) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 8.7.

In addition, nothing contained in Section 8.7(a) shall release Alloy from honoring its existing obligations to indemnify any director, officer or employee of dELiA*s who was a director, officer or employee of Alloy or any of its Subsidiaries (including, without limitation, dELiA*s) on or prior to the Distribution Date, to the extent such director, officer or employee becomes a named defendant in any litigation involving Alloy or any such Subsidiary and was entitled to such indemnification pursuant to then existing obligations or provisions of the governing instruments of any such Person.

(d) dELiA*s shall not make, and shall not permit any member of the dELiA*s Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Alloy or any member of the Alloy Group or any other Person released pursuant to Section 8.7(a), with respect to any Liabilities released pursuant to Section 8.7(a). Alloy shall not make, and shall not permit any member of the Alloy Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against dELiA*s or any member of the dELiA*s Group, or any other Person released pursuant to Section 8.7(b), with respect to any Liabilities released pursuant to Section 8.7(b).

(e) It is the intent of Alloy and dELiA*s by virtue of the provisions of this Section 8.7 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among dELiA*s or any member of the dELiA*s Group on the one hand, and Alloy or any member of the Alloy Group on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in Section 8.7(c). At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

SECTION 8.8. Characterization of Payments. For all Tax purposes, the Alloy Group and the dELiA*s Group agree to treat any payment required by this Agreement, other than a payment made by dEliA*s under Section 7.7, as either a contribution by Alloy to dELiA*s or a distribution by dELiA*s to Alloy, as the case may be, occurring immediately prior to the Distribution Date.

ARTICLE IX.

CONDITIONS

SECTION 9.1. Conditions. The obligations of Alloy to consummate the Spinoff shall be subject to the fulfillment (or, if permissible under applicable law, the waiver by Alloy) of the following conditions at or prior to the Distribution Date:

(a) The Form S-1 shall have become effective under the Securities Act, and no stop order with respect thereto shall be in effect;

(b) The Prospectus shall have been mailed to the holders of record of Alloy Common Stock as of the Record Date;

(c) The shares of dELiA*s Common Stock to be delivered in the Spinoff and the Rights Offering shall have been approved for quotation on the Nasdaq National Market;

(d) The transactions contemplated by Section 2.3, including, without limitation, the Corporate Restructuring Transactions, shall have been consummated on terms satisfactory to Alloy in its sole discretion;

(e) Alloy’s Board of Directors shall be satisfied that the Spinoff will be made out of surplus within the meaning of Section 170 of the General Corporation Law of the State of Delaware;

(f) Each of the Ancillary Agreements shall have been executed and delivered by the Persons who are proposed to become parties thereto;

(g) The dELiA*s Charter and dELiA*s Bylaws shall be in effect;

(h) All consents, approvals and authorizations of any Governmental Entity required for the consummation of the Spinoff and the Rights Offering and the other transactions contemplated hereby and by the Ancillary Agreements shall have been obtained and shall be in full force and effect, and such consents, approvals and authorizations shall be in form and substance satisfactory to Alloy in its sole discretion;

(i) No order, preliminary or permanent injunction or decree shall have been issued by any court or agency of competent jurisdiction or any other Governmental Entity and no other legal restraint or prohibition shall be in effect that prevents or makes unlawful the Spinoff or the Rights Offering;

(j) The Alloy Board of Directors shall have received an opinion from Peter J. Solomon Company or another nationally recognized valuation firm, which opinion shall be in form and substance satisfactory to Alloy in its sole discretion, and Alloy shall otherwise be reasonably satisfied that, after giving effect to the Spinoff, (i) the present fair saleable value and the fair value of the assets of Alloy and dELiA*s will exceed their respective liabilities; (ii) dELiA*s and Alloy will be able to pay their debts as such debts mature during the normal course of business; (iii) dELiA*s will not have unreasonably small capital for the business in which it is and will be engaged; and (iv) the total assets of Alloy will exceed its total liabilities, plus the amount that would be needed, if Alloy were dissolved at the time of the distribution, to satisfy any preferential rights of stockholders whose preferential rights are superior to those receiving the distribution;

(k) Alloy shall have received an opinion from Weil, Gotshal & Manges LLP, or other nationally recognized law firm, to the effect that the Spinoff should be a tax-free transaction for federal income tax purposes under Section 355 of the Code, and such opinion shall be in form and substance satisfactory to Alloy in its sole discretion;

(l) Alloy’s Board of Directors shall have determined, in its sole discretion, that the Spinoff will not cause acceleration of an amount of taxes attributable to gains, if any, that were required to be deferred in connection with a fiscal 2002 internal reorganization that would have a material adverse effect on Alloy or dELiA*s;

(m) The Make Whole Agreement, dated as of October 14, 2004, by Alloy in favor of Wells Fargo Retail Finance II, LLC (“Wells Fargo”) shall have been terminated, and dELiA*s shall have obtained the consent of Wells Fargo for the completion of the Spinoff; and

(n) The Backstop Agreement shall continue to be in full force and effect, and no event shall have occurred that shall have given MLF the right, with the passage of time or giving of notice, or both, the right to terminate the Backstop Agreement; the Rights Offering shall have been finalized and ready to be effected promptly after the Rights Offering Record Date with respect to a Contemplated Offering Amount of not less than $20 million; and the Subscription Price will be based on an implied pre-money equity market valuation of dELiA*s of not less than $175 million, determined on a fully diluted basis calculated pursuant to the treasury stock method.

The foregoing conditions are for the sole benefit of Alloy and shall not give rise to or create any duty on the part of Alloy or Alloy’s Board of Directors to waive or not waive such conditions or in any way to limit Alloy’s rights to terminate this Agreement pursuant to 11.9 hereof. Any determination made by the Alloy’s Board of Directors prior to the Distribution Date concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 9.1 shall be conclusive.

ARTICLE X.

DISPUTE RESOLUTION

SECTION 10.1. Application. Any dispute arising out of or relating to this Agreement, including the breach or termination hereof, shall be resolved in accordance with the procedures specified in this Article X, which shall be the sole and exclusive procedure for the resolution of any such disputes; provided, however, that a party may file a complaint to seek a preliminary injunction or other provisional judicial relief, if in its sole judgment such action is necessary. Despite such action the parties will continue to participate in good faith in the procedures set forth in this Article X and each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement, unless to do so would be impossible or impracticable under the circumstances. All negotiations between the parties pursuant to this Article X are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. The requirements of this Article X shall not be deemed a waiver of any right of termination under this Agreement.

SECTION 10.2. Initial Discussions. Any dispute shall be first discussed by an appropriate senior executive officer of each of the parties or his or her designee. Any party may initiate such discussions by giving the other party written notice specifying in detail the nature of the dispute. Within 15 Business Days after delivery of the notice, the receiving party shall submit to the other a written response, including a statement of such party’s position and a summary of arguments supporting such position. Within 10 Business Days (or such other period as agreed upon by the parties) after receipt of such response, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other shall be honored.

SECTION 10.3. Appeal to Higher Management. If, in spite of such discussions, no mutually acceptable solution is reached within 30 Business Days after the delivery of one party’s written request to the other party to discuss such dispute, any such dispute shall be referred to the Chief Executive Officer of Alloy and the Chief Executive Officer of dELiA*s (to the extent that such persons were not the senior executive officers to which the matter initially was referred pursuant to Section 10.2).

SECTION 10.4. Arbitration. The parties hereto agree that, if and to the extent that the procedures set forth in Sections 10.2 and 10.3 do not result in a resolution of any disputes between the parties, all disputes, controversies or claims that may arise out of the transactions contemplated by this Agreement, or the breach, termination or invalidity thereof, shall be submitted to, and determined by, binding arbitration in accordance with the following procedures:

(a) Either Alloy or dELiA*s may submit a dispute, controversy or claim to arbitration by giving the other party written notice to such effect, which notice shall describe, in reasonable detail, the facts and legal grounds forming the basis for the filing party’s request for relief. The arbitration shall be held before one neutral arbitrator in New York, New York.

(b) Within 30 days after the other party’s receipt of such demand, Alloy and dELiA*s shall mutually determine who the arbitrator will be. If the parties are unable to agree on the arbitrator within that time period, the arbitrator shall be selected by the American Arbitration Association (“AAA”) or another organization mutually agreed to in writing by the parties. In any event, the arbitrator shall have a background in, and knowledge of, the areas to which the dispute outlined in such demand relates, and shall otherwise be an appropriate person based on the nature of the dispute. If a person with experience in such matters is not available, the arbitrator shall be chosen from the retired federal judges pool.

(c) The arbitration shall be governed by the Commercial Arbitration Rules of the AAA, or the applicable rules of any other organization mutually agreed to in writing by the parties to handle such arbitration, except as otherwise expressly provided in this Section 10.4. If the parties are unable to agree on the organization to administer the arbitration, it shall be administered by the AAA. In such event, the parties may, by written agreement, agree to use the then applicable expedited arbitration provisions of the AAA.

(d) Discovery shall be limited to the request for and production of documents, depositions and interrogatories. Interrogatories shall be allowed only as to the names, last known addresses and telephone numbers of all persons having knowledge of facts relevant to the dispute and a brief description of that person’s knowledge and the names, addresses and telephone numbers of any experts who may be called as an expert witness or who have been used for consultation. All discovery shall be guided by the Federal Rules of Civil Procedure. All issues concerning discovery upon which the parties cannot agree shall be submitted to the arbitrator for determination.

(e) In rendering an award, the arbitrator shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of New York without regards to the conflict of laws rules thereof.

(f) The decision of, and award rendered by, the arbitrator shall be determined no more than 30 days after the selection of the arbitrator and shall be final and binding on the parties and shall not be subject to appeal, absent manifest error. Judgment on the award may be entered in and enforced by any court of competent jurisdiction.

(g) Each party shall bear its own costs and expenses (including filing fees) with respect to the arbitration, including one-half of the fees and expenses of the arbitrator.

ARTICLE XI.

MISCELLANEOUS

SECTION 11.1. Notices. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and may be delivered by hand, by certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight courier service, or by facsimile transmission addressed as follows:

If to Alloy:	Alloy, Inc.
151 W. 26th Street
11th Floor
New York, NY 10001
Attn: General Counsel
Fax: (212) 244-4311

If to dELiA*s:	dELiA*s, Inc.
435 Hudson Street
New York, NY 10014
Attn: Chief Executive Officer
Fax: (212) 590-6226

with a copy to:	dELiA*s, Inc.
435 Hudson Street
New York, NY 10014
Attn: General Counsel
Fax: (212) 590-6310

SECTION 11.2. Interpretation.

(a) The article, section and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said articles, sections or paragraphs. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Whenever a reference is made in this Agreement to a “party” or “parties,” such reference shall be to a party or parties to this Agreement unless otherwise indicated. Whenever the context requires, the use of any gender herein shall be deemed to be or include the other genders and the use of the singular herein shall be deemed to include the plural (and vice versa). The use of the words “hereof” and “herein” and words of similar import shall refer to this entire Agreement and not to any particular article, section, subsection, clause, paragraph or other subdivision of this Agreement, unless the context otherwise requires.

(b) Each party hereto stipulates and agrees that the rule of construction to the effect that if any ambiguities are to be or any be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against the other, and that no party, including any drafting party, shall have the benefit of any legal presumption (including “meaning of the authors”) or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement.

(c) If this Agreement contains any terms and provisions (including, but not limited to, the provisions of Article VIII) that govern or otherwise apply, or could be construed to govern or otherwise apply, to the preparation or filing of Tax Returns, the allocation of liability for Taxes or any other matter relating to the obligations of the parties with respect to Taxes or any Action arising in connection therewith, to the extent that any such terms and provisions are inconsistent in any respect with the terms and provisions of the Tax Separation Agreement, the terms and conditions of the Tax Separation Agreement shall control and shall be deemed to supersede the terms and provisions hereof.

SECTION 11.3. Amendments; No Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 11.4. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement is intended to confer upon any Person other than the parties hereto and their respective successors and permitted assigns, any benefit, right or remedies under or by reason of this Agreement, except that the provisions of Article VII shall inure to the benefit of the Alloy Indemnitees and the dELiA*s Indemnitees. Neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, which shall not be unreasonably withheld. Notwithstanding the foregoing, if a Party or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers, by means of a distribution, sale, assignment or other transaction, all or substantially all of its assets, to any other person, then, and in each such case, such Party shall cause proper provision to be made so that its successors and assigns assumes and agrees to perform all of the obligations of such Party set forth in this Agreement.

SECTION 11.5. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflict of laws rules thereof.

SECTION 11.6. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

SECTION 11.7. Entire Agreement. This Agreement and other Transaction Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth in the Transaction Documents has been made or relied upon by any party hereto.

SECTION 11.8. Severability. If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a declaration, the parties shall modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

SECTION 11.9. Termination. Notwithstanding any provision in this Agreement to the contrary, this Agreement may be terminated by Alloy and the Spinoff amended, modified or abandoned at any time prior to the Spinoff, without penalty or liability, by and in the sole discretion of Alloy and without the approval of dELiA*s or of Alloy’s stockholders.

SECTION 11.10. Survival. All covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date.

SECTION 11.11. Expenses. Except as otherwise set forth in the Transaction Agreements, all costs and expenses incurred prior to or on the Distribution Date in connection with the preparation, execution and delivery of the Transaction Agreements, the preparation of the Prospectus (including any registration statement on Form S-1 of which such Prospectus may be a part) and the consummation of the Spinoff and the other transactions contemplated thereby shall be charged to and paid by Alloy and all costs and expenses incurred in connection with the consummation of the Rights Offering shall be charged to and paid by dELiA*s.

SECTION 11.12. Set-Offs. If, at the time dELiA*s is required to make any payment to Alloy under this Agreement, and Alloy owes dELiA*s any amount under this Agreement or any Ancillary Agreement, then such amounts shall be offset and the excess shall be paid by the party liable for such excess. Similarly, if at the time Alloy is required to make any payment to dELiA*s under this Agreement, dELiA*s owes Alloy any amount under this Agreement or any Ancillary Agreement, then such amounts shall be offset and the excess shall be paid by the party liable for such excess.

SECTION 11.13. Actions by Subsidiaries. Each of the parties covenants that, if and to the extent that consummation of the transactions contemplated hereby requires that any one or more of such party’s Subsidiaries take any action or execute any documents or instruments, that it shall take all such action as may be required to cause each such Subsidiary to take such action and execute all such documents and instruments.

[Signature page follows]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

ALLOY, INC.

By:	/s/ James K. Johnson, Jr.
Name:	James K. Johnson, Jr.
Title:	President, Chief Financial Officer and Chief Operating Officer

dELiA*s, INC.

By:	/s/ Walter Killough
Name:	Walter Killough
Title:	Chief Operating Officer